Exhibit 3.34

RESMARK EQUITY PARTNERS

LIMITED LIABILITY COMPANY AGREEMENT

OF

LAGUNA BIG HORN, LLC,

a Delaware limited liability company

BY AND AMONG

ORA RESIDENTIAL INVESTMENTS I, L.P.,

a California limited partnership

and

WILLIAM LYON HOMES, INC.,

a California corporation

		Page
ARTICLE 1	FORMATION OF COMPANY; NAME; TERM; CHARACTER OF BUSINESS; NAMES AND ADDRESSES OF MEMBERS; PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE; REGISTERED AGENT.	1

Section 1.1	Formation of Company	1

Section 1.2	Name	1

Section 1.3	Term	1

Section 1.4	Character of Business	1

Section 1.5	Names and Addresses of Members	2

Section 1.6	Principal Place of Business	2

Section 1.7	Registered Office and Registered Agent	2

Section 1.8	Failure to Close Escrow	2

ARTICLE 2	CONTRIBUTIONS, LOANS AND FUNDING OF PROJECT COSTS.	3

Section 2.1	Funding of Project Costs	3

Section 2.2	Capital Contributions	3

Section 2.3	Investor Equity Draws	5

Section 2.4	Intentionally Omitted	5

Section 2.5	Contribution Accounts and Investment Return Accounts	5

Section 2.6	Member Loans and Other Advances	6

Section 2.7	Funding of Cost Overruns	7

Section 2.8	Warranty and Defect Expenses	8

Section 2.9	Withdrawals	8

ARTICLE 3	CASH DISTRIBUTIONS; ALLOCATIONS OF NET INCOME AND NET LOSSES.	8

Section 3.1	Cash Management; Company Accounts.	8

Section 3.2	Distributions of Available Cash	10

Section 3.3	Allocations of Net Income	11

Section 3.4	Allocations of Net Losses	12

Section 3.5	Distributions and Allocations on Dissolution of Company	12

Section 3.6	Deficit Capital Account Make-Up	12

Section 3.7	General Guidelines for Distributions and Allocations	13

Section 3.8	Knowledge of Tax Consequences	13

ARTICLE 4	MANAGEMENT AND OPERATION OF THE COMPANY.	13

Section 4.1	Managing Member	13

i

(continued)

(continued)

(continued)

(continued)

Page

LIST OF EXHIBITS

EXHIBIT A	Legal Description of Property
EXHIBIT B	IRR Calculation Procedures
EXHIBIT C	Tax Addendum
EXHIBIT D	Initial Proforma (Including Project Budget)
EXHIBIT E	Services of Developer Affiliates
EXHIBIT F	Insurance Addendum
EXHIBIT G	Arbitration of Disputes
EXHIBIT H	Service Disabled Veteran Owned Business Report
EXHIBIT I	Form of Equity Draw Request
EXHIBIT J	Breakdown of Developer’s Initial Contribution
EXHIBIT K	Form of Grant Deed

v

GLOSSARY OF DEFINED TERMS

A Map	Section 8.6
AAA	EXHIBIT “G”
Act	Section 1.1
Additional Contribution	Section 2.2
Affiliate	Section 4.11
Agreement	Page 1
Amount in Controversy	EXHIBIT “G”
Ancillary Agreement	Section 8.1
Annual Plan	Section 4.2
Approved Option and Upgrade	Section 3.1
Arbitrable Dispute	EXHIBIT “G”
Arbitration County	EXHIBIT “G”
Arbitration Proceeding	Section 12.3
Attorneys’ Fees	Section 12.14
B Map	Section 8.6
Bankruptcy Code	Section 9.6
Base Rate	Section 2.5
Builder	Section 1.4
Business Days	Section 12.20
Cash flows	EXHIBIT “B”
Claims	Section 11.1
Closing Date	Section 1.8
Company	Section 1.1
Contribution Account	Section 2.5
Control	Section 4.11
Cost Overrun	Section 2.7
CPA	Section 6.1
Date of Value	Section 8.6
Days	Section 12.20
Default	Section 6.4
Default Loan	Section 8.3
Defaulting Member	Section 8.1
Deficit Contribution	Section 8.3
Designated Representative	Section 4.8
Developer	Page 1
Developer Reporting Affiliates	Section 6.4
Development Agreement	Section 4.16
Due Care	Section 2.7
Event of Default	Section 8.1
General Contractor	Section 4.4
Initial Contribution	Section 2.2
Initial Proforma	Section 4.2
Initiating Member	Section 8.6
Investment Fee	Section 5.3
Investment Return	Section 2.5

Investment Return Account	Section 2.5
Investor	Page 1
Investor Accountant	Section 6.1
Laws	Section 4.1
Lender Entity	Section 7.3
LIBOR	Section 2.5
Liquidating Distribution Amount	Section 8.6
Liquidating Member	Section 10.2
Major Decision	Section 4.3
Management Fee	Section 5.2
Management Fee Advances	Section 5.2
Management Provisions	Section 9.6
Managing Member	Section 1.1
Member	Section 1.1
Members	Section 1.1
Membership Interest	Section 1.1
Net Proceeds	Section 3.1
Net Proceeds Account	Section 3.1
Non-Defaulting Member	Section 8.1
Nonrecourse Parties	Section 12.17
Offering Notice	Section 8.6
Operating Account	Section 3.1
Original Purchase Agreement	Section 1.4
Overrun Contribution	Section 8.3
Potential Default	Section 8.1
Project	Section 1.4
Project Budget	Section 4.2
Property	Section 1.4
Purchase Price	Section 8.6
Purchasing Member	Section 8.6
Put/Call Closing	Section 8.6
Qualified Transferee	Section 7.3
Repurchase Put	Section 8.8
Repurchase Put Notice	Section 8.8
Repurchase Put Price	Section 8.8
Responding Member	Section 8.6
Sales and Closing Costs	Section 5.4
Seller	Section 1.4
Seller Improvements	Section 2.7
Selling Member	Section 8.6
Spec Home	Section 4.3
Subdivision Put	Section 8.6
Subdivision Put Notice	Section 8.6
Subdivision Put Price	Section 8.6
Substitute Investor	Section 7.3
Substitute Managing Member	Section 9.3

System	Section 12.17
Tentative B Map	Section 8.1
Term	Section 1.3
Third Party Purchaser	Section 8.6
Unit	Section 1.4
Warranty and Defect Expenses	Section 2.8
Warranty Unit Fee	Section 2.8

LIMITED LIABILITY COMPANY AGREEMENT

OF LAGUNA BIG HORN, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made and entered into as of March 31, 2004, by and among WILLIAM LYON HOMES, INC., a California corporation (“Developer”), as the managing member, and ORA RESIDENTIAL INVESTMENTS I, L.P., a California limited partnership (“Investor”), as the sole non-managing member.

ARTICLE 1 FORMATION OF COMPANY; NAME; TERM; CHARACTER OF BUSINESS; NAMES AND ADDRESSES OF MEMBERS; PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE; REGISTERED AGENT.

Section 1.1 Formation of Company. The Members hereby enter into a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Sections 18-101 through 18-1109 (the “Act”), upon the terms and conditions contained in this Agreement. The Developer, the Investor and their respective permitted successors and assigns as members in the Company are sometimes herein collectively referred to as the “Members” and individually referred to as a “Member.” Each Member’s “Membership Interest” shall mean all of the right, title and interest of such Member in, to and against the Company and the Property. As hereinafter provided in this Agreement, Developer shall act as the Managing Member of the Company and (unless and until a Substitute Managing Member is appointed as provided below) when acting in such capacity Developer or the Substitute Managing Member shall sometimes be referred to herein as “Managing Member.”

Section 1.2 Name. The business of the Company shall be conducted under the name of “Laguna Big Horn, LLC.”

Section 1.3 Term. The term (the “Term”) of the Company shall commence on the date that the certificate of formation of the Company is filed with the Delaware Secretary of State, and shall continue (unless the Company is sooner dissolved as provided herein) until thirty (30) days after the closing of the sale of the last Unit in the Project.

Section 1.4 Character of Business.

A. Developer, as “Buyer” has entered into that certain Purchase and Sale Agreement, dated as of October 28, 2003, with Lewis Investment Company, LLC, a California limited liability company (“Seller”), with respect to the acquisition and development of the Property, together with any amendments thereto (the “Original Purchase Agreement”). The Company will acquire, pursuant to this Agreement and a Grant Deed in the form of Exhibit “K” attached hereto of even date herewith (the “Grant Deed”), approximately 18 acres of real property located in the City of Elk Grove, County of Sacramento, State of California, as more particularly described on Exhibit “A” attached hereto (the “Land”). For purposes of this Agreement, the term “Property”

means the Land, and all other real or Personal Property from time to time owned by the Company.

B. The business of the Company is to acquire, improve, develop, sell and otherwise use the Property as a 255 unit development of 149 single family attached condominiums and 106 single family detached housing units (each, a “Unit”), and to hold the same for sale to builders or other potential buyers for profit and to engage in all activities related thereto, all as contemplated by the Annual Plan. For purposes of this Agreement, the term “Project” means the overall development, marketing, and sale of the Property as contemplated by the Annual Plan and this Agreement.

Section 1.5 Names and Addresses of Members. The names of the Members are as shown above. The addresses of the Members are set forth in Section 12.1.

Section 1.6 Principal Place of Business. The principal place of business of the Company shall be located at c/o William Lyon Homes, Inc., 4490 Von Karman Avenue, Newport Beach, California 92660, which is the business address of Developer, or such other location in the State of California, hereafter determined by the Managing Member. Managing Member shall notify the other Member in writing of any change in the principal place of business of the Company.

Section 1.7 Registered Office and Registered Agent.

A. For purposes of Section 18-104(a)(1) of the Act, the registered office of the Company is Laguna Big Horn, LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Managing Member may change the registered office of the Company from time to time as permitted under the Act provided that it has given Investor prior written notice of each such change.

B. For purposes of Section 18-104(a)(2) of the Act, the Company’s registered agent for service of process is The Corporation Trust Company, whose address is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The Managing Member may, upon prior written notice of the same to the other Member, change the Company’s registered agent from time to time as permitted under the Act.

Section 1.8 Failure to Close Escrow. If the “Closing Date” fails to occur on or before April 20, 2004, or, prior to such Closing Date, there has been a material adverse change with respect to Developer, the Property or the Project, upon the written demand therefor by Investor, such event shall work an immediate dissolution of the Company. As used herein, the “Closing Date” shall mean the date the Grant Deed is recorded in the Official Records of the County of Sacramento, State of California (the “Official Records”). If Investor delivers such written demand (A) the Developer shall immediately execute and file with the Delaware Secretary of State such forms as are necessary to effect the dissolution of the Company, (B) notwithstanding Section 3.5 all funds and documents deposited by the Members pursuant to this Agreement shall be immediately returned to the Members which deposited the same, and (C) the Members shall execute and deliver to any title, escrow or other closing agent instructions sufficient for the foregoing purposes. Nothing in this Section 1.8 shall require or permit the return to Developer of funds which Developer is not otherwise entitled to receive pursuant to this Agreement.

ARTICLE 2 CONTRIBUTIONS, LOANS AND FUNDING OF PROJECT COSTS.

Section 2.1 Funding of Project Costs.

A. In order to maximize the Internal Rate of Return earned by the Members on their equity investment in the Company, it is the intent of the Members (1) to make distributions to the Members pursuant to Section 3.2 below as quickly as the performance of the Project permits; and (2) to utilize equity to fund the hard and soft costs of developing the Project consistent with the other terms of this Agreement. As used in this Agreement, “Internal Rate of Return” shall be calculated pursuant to Exhibit “B” attached hereto. In order to implement the intent of the Members:

(1) Net Proceeds (as defined in Section 3.1B below) will not be used to fund Project costs but rather will be deposited into the Net Proceeds Account (as defined in Section 3.1A below) and will be distributed monthly to the Members as set forth in Article 3 below.

(2) Project costs will be funded by (i) the Initial Contributions of the Members and (ii) draws on Investor’s equity as provided in Sections 2.2B and 2.3.

(3) Developer Gap Loans will be permitted as set forth in Section 3.1C below to fund cash needs of the Company which, because of timing issues cannot practicably be funded by equity draws. In any case where a Developer Gap Loan is not permitted, Developer shall fund such cash needs of the Company as a Cost Overrun pursuant to the provisions of Section 2.7 below.

B. The funding of Cost Overruns is set forth in Section 2.7 below.

C. The Company shall not acquire any third-party loan to pay Project costs without Investor’s prior written consent, in Investor’s sole and absolute discretion.

Section 2.2 Capital Contributions.

A. On or before the Closing Date, the Investor will have contributed cash to the Company in the sum of Four Million Three Hundred Nineteen Thousand Five Hundred Thirty-Eight Dollars ($4,319,538) and Developer will have contributed cash (or be deemed to have contributed cash based on certain expenditures by Developer with respect to the Project, which are set forth on Exhibit “J” attached hereto and incorporated herein by this reference) to the Company in the sum of Four Million Dollars ($4,000,000). The foregoing capital contributions made by a Member shall be referred to herein as such Member’s “Initial Contribution.” Any other contributions of capital which the Members are required or permitted to make under this Agreement shall be referred to herein as an “Additional Contribution.”

B. In furtherance of the Company funding method set forth in Section 2.1 above, Investor shall, from time to time (but in no event more often than once a calendar month), make Additional Contributions to the Company as requested by Developer pursuant to this Section 2.2B in order to fund Project costs; provided, however, that Investor shall have no obligation to make an Additional Contribution under this Section 2B unless each and every condition set forth below is strictly satisfied at the time of Developer’s request and at the time the Additional Contribution is made:

(1) The total hard and soft costs for the acquisition, development, construction and sale of the Project do not exceed such costs as shown on the Annual Plan, and the equity draw request is not for the purposes of paying any Cost Overrun.

(2) There does not exist with respect to Developer any Potential Default or Event of Default.

(3) The requested Additional Contribution will not cause the balance of Investor’s Contribution Account plus the balance of Investor’s Investment Return Account to exceed Twenty-One Million Five Hundred Thousand Dollars ($21,500,000) or the total of the amount of Investor’s Initial Contribution plus the amounts of all Additional Contributions made by Investor pursuant to this Section 2.2B to exceed Forty Five Million Six Hundred Seventy-Seven Thousand Eight Hundred Eighty-Nine Dollars ($45,677,889).

(4) Developer has satisfied all of the requirements of Exhibit “I” and/or Investor has received and approved true and complete copies of all items required by Exhibit “I”, including without limitation the draw request form set forth therein, according to the time periods set forth in the unnumbered paragraph following Section 2.2B(7) below.

(5) Construction of the Project (i) is in substantial conformity with the plans and specifications previously reviewed and approved by Investor and (ii) is in compliance in all material respects with all applicable Laws and all other requirements.

(6) The amount requested in the draw request for each item is due and payable, and the work associated with each such amount has been completed.

(7) The amount requested in the draw request for each item is net of retention amounts calculated as specified in each applicable contract. Such retention amounts shall be contributed by Investor, subject to the other requirements for Additional Contributions by Investor set forth in this Agreement, for payment to subcontractors upon Investor’s receipt of lien releases from all applicable subcontractors as are requested by Investor in Investor’s sole and absolute discretion. Developer shall be responsible for obtaining such lien releases and, as prudent practice dictates, for obtaining final lien releases after payment of retention amounts to the applicable subcontractors.

Draw requests must be submitted on Monday in order to be funded and drawn on Friday of the same week. Any draw request submitted on a day other than Monday shall be deemed to have been submitted on the following Monday and shall be funded and drawn on Friday of that week.

C. Developer shall not be required to make any Additional Contributions, except as expressly provided in this Agreement.

D. Except as otherwise expressly set forth in this Agreement, no Member shall be required or permitted to contribute additional capital to the Company in excess of the amount specified herein unless all Members have hereafter consented to such additional capital contributions in writing, which consent may be granted or withheld in the sole and absolute discretion of each Member.

Section 2.3 Investor Equity Draws. The delivery to Investor of any draw request pursuant to Section 2.2B, above, shall be deemed the certification by Developer to Investor that the matters set forth in Section 2.2B are true and correct. Investor may at its option make the equity draws required of Investor under Section 2.2B from either Investor’s general funds or from funds in the Net Proceeds Account that are otherwise distributable to Investor. In either case, the amounts so contributed by Investor shall be considered to be Additional Contributions, shall be credited to the Contribution Account of Investor and shall be entitled to earn the Investment Return.

Section 2.4 Intentionally Omitted.

Section 2.5 Contribution Accounts and Investment Return Accounts.

A. Contribution Accounts. The Company shall maintain for accounting purposes the following memorandum account (“Contribution Account”) for each Member as follows:

(1) The initial balance of such account shall be such Member’s Initial Contribution; the balance of such account shall be increased by, and as of the date of, each Additional Contribution made by such Member, including without limitation any Deficit Contribution or Overrun Contribution.

(2) The Initial Contribution of the Investor shall be credited to its Contribution Account when funded by Investor to the closing agent pursuant to this Agreement. Any amount credited to the Contribution Account of Developer as set forth on Exhibit “J” shall be posted to the Contribution Account at the same time that the Initial Contribution of Investor is so posted to the Contribution Account.

(3) The balance of the Contribution Account of each Member shall be decreased by any distributions to such Member under Sections 3.2 or 3.5, as any such distribution relates to return of the Initial Contributions or Additional Contributions.

B. Investment Return Accounts. The Company shall maintain for accounting purposes a memorandum account (“Investment Return Account”) for each Member as follows: the initial balance of such account shall be zero; the balance of such account shall be increased by the Investment Return of each Member. As used herein, and subject to Section 8.5, a Member’s “Investment Return” for the applicable period means an amount computed on a daily basis at the greater of (1) the Base Rate plus two percent (2%) per annum, (2) LIBOR plus five percent (5%), or (3) eight percent (8%) per annum, on the balance, from time to time, of such Member’s Contribution Account. For the purposes of the foregoing calculation, the Base Rate in effect as of the first day of each calendar month shall be applicable for the entire calendar month. Such return shall commence as of the funding of a Member’s Initial Contribution pursuant to Section 2.5A(2) above, shall be cumulative and shall compound monthly (as of the last day of each calendar month). Further, the balance of the Investment Return Account of each Member (as the same may be increased by such compounding) shall be decreased by any distributions to such Member under Sections 3.2 or 3.5, as any such distribution relates to the Investment Return. For purposes of this Agreement, the term “Base Rate” means the “prime rate” of interest published from time to time by the Wall Street Journal. Also for purposes of this Agreement, “LIBOR” shall mean interest per annum that is equal to the arithmetic mean of the U.S. Dollar London Interbank Offered Rates for thirty (30) day periods as of 11:00 a.m. London time on the first business day of each week on which the London Interbank market is open, as published by Bridge Information Services on its MoneyCenter system. LIBOR shall be rounded, if necessary, to the next higher one sixteenth of one percent (.0625%). If such U.S. dollar LIBOR rates are not so offered or published for any period, then during such period LIBOR shall mean the London Interbank Offered Rate for thirty (30)day periods published on the first business day of each week on which the London Interbank market is open, in the Wall Street Journal in its regular column entitled “Money Rates.”

Section 2.6 Member Loans and Other Advances.

A. Except for Developer Gap Loans and except as otherwise expressly authorized or required in this Agreement, no Member shall be obligated or authorized to lend or advance money to the Company. If, without the prior written consent of both Developer and Investor, a loan or advance not otherwise provided for herein is made to the Company by a Member, such loans or advances shall not entitle the lending or advancing Member to any increase in its Membership Interest or to the payment of any interest charge or other consideration for the use of such funds.

B. Any approved loan by a Member to the Company made pursuant to this Agreement shall be a recourse obligation of the Company to the lending Member. A Default Loan shall have priority of repayment of principal and interest over any other loan from a Member to the Company, and all other Member loans shall be payable pro rata based on outstanding principal and accrued interest.

Section 2.7 Funding of Cost Overruns.

A. The Members acknowledge that in the normal course of the development of the Project certain Cost Overruns (as defined below in Section 2.7C) may occur. Any such Cost Overrun which arises out of Developer’s failure to exercise Due Care (as defined in Section 2.7D below) shall be funded by Developer alone pursuant to Section 2.7B below. Any other Cost Overrun shall be a Project expense and shall be funded by an Additional Contribution from Developer.

B. Developer alone shall fund any Cost Overrun arising out of (1) Developer’s failure to exercise Due Care in preparing and/or reviewing the Annual Plan, and/or (2) Developer’s failure, in its capacity as Managing Member, to exercise Due Care in managing the Project and/or the affairs of the Company. Any such Cost Overrun shall be paid by Developer as soon as it arises and in no event later than five (5) days after Developer receives written notice from Investor to pay such Cost Overrun. Any such payment by Developer pursuant to this Section 2.7B shall be funded as an expense by Developer outside of the Company and therefore shall not be deemed a capital contribution or loan by Developer to the Company, shall not increase Developer’s Capital Account, Contribution Account or Membership Interest, and shall not entitle Developer to the recoupment of, or the payment of any interest, charge or other consideration for, funds used to make such payment.

C. For purposes of this Agreement, the term “Cost Overrun” shall mean the amount, from time to time, by which any hard or soft cost for the Project (other than Investment Return) exceeds or is reasonably projected by Investor to exceed the dollar amount for such cost set forth in the Initial Proforma. In determining whether a Cost Overrun exists with respect to any hard or soft cost, anticipated savings with respect to such cost shall not be taken into account until such savings are actually realized. Subject to Section 2.7A above, a Cost Overrun shall be funded in full when it is determined to exist regardless of whether or not such determination is made in whole or in part based on projections of future costs and without regard to any additional revenues that may be projected.

D. For purposes of this Agreement, the term “Due Care” shall mean the care, skill, prudence and diligence under the circumstances then prevailing that a prudent home builder acting in a like capacity in purchasing the Property and/or managing the Project for its own account would use in the conduct of an enterprise of like character and with like aims.

E. The City of Elk Grove may require the Company to construct certain additional storm drain improvements with respect to the Project. As of the date of this Agreement, however, it is not known whether or to what extent such storm drain improvements will be required, so the costs of the same have not been included in the Initial Proforma, Such costs shall be treated as Cost Overruns pursuant to the provisions set forth in this Section 2.7.

Section 2.8 Warranty and Defect Expenses.

A. The Initial Proforma provides for an aggregate of Four Hundred Ninety-Nine Thousand Nine Hundred Forty-Six Dollars ($499,946) of expenses for all Units and other improvements built in or in connection with the Project for customer service costs, warranty expenses and costs to correct defects in the Units and in the on or off-site improvements (“Warranty and Defect Expenses”). Subject to Section 9.5B below, Developer shall be responsible to pay all Warranty and Defect Expenses for the Project in excess of such amount set forth on the Initial Proforma. Developer shall not be entitled to request draws of Investor’s equity for such purpose. Any such payment by Developer shall not be deemed a capital contribution or loan by Developer to the Company, shall not increase Developer’s Capital Account, Contribution Account or Membership Interest, and shall not entitle Developer to the recoupment of, or the payment of any interest, charge or other consideration for, funds used to make such payment.

B. Upon the closing of the sale of each Unit other than in the context of a bulk sale of Units, Developer shall (subject to Section 9.5B below) be paid an amount equal to One Thousand Nine Hundred Sixty-One Dollars ($1,961) per Unit (the “Warranty Unit Fee”) calculated as the total Warranty and Defect Expenses for the Project divided by the number of Units in the Project. The payment of the Warranty Unit Fees to Developer shall be the sole obligation of the Company to Developer with respect to the payment of Warranty and Defect Expenses. All Warranty Unit Fees shall be considered to be guaranteed payments as defined in Section 707(c) of the Code.

C. To the extent the Initial Proforma is revised in accordance with Section 4.2F, the Warranty and Defect Expenses and Warranty Unit Fee shall be adjusted accordingly.

Section 2.9 Withdrawals. Each Member agrees that a Member shall not have the right to withdraw from the Company. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of, and upon the terms and conditions agreed upon by, the Developer and the Investor.

ARTICLE 3 CASH DISTRIBUTIONS; ALLOCATIONS OF NET INCOME AND NET LOSSES.

Section 3.1 Cash Management; Company Accounts.

A. In furtherance of the intentions of the Members set forth in Section 2.1 above, all Net Proceeds payable to the Company shall be immediately deposited into a segregated bank account established by Investor at a bank or other financial institution specified by Investor, in Investor’s sole and absolute discretion (the “Net Proceeds Account”). The Net Proceeds Account shall be under the administrative control of the Managing Member, but a representative of Investor shall be the sole signator for withdrawals from the Net Proceeds Account. On or before the 25th day of each calendar month during the Term (or, if the 25th day of any calendar month is not a business day, then on the immediately preceding business day), all funds in the Net Proceeds Account shall be distributed to the Members in the priority set forth in Section 3.2 below. Funds of the Company deposited in the Net Proceeds Account as required by this Section 3.1 shall not be used for any purpose other than as described in this Section 3.1; provided, however, Developer may request in writing that Investor authorize the funding of costs shown on the Annual Plan directly from the Net Proceeds Account, and Investor has the right in its sole and absolute discretion to approve the funding of such costs in the amount set forth in the Annual Plan. Any amounts so funded from the Net Proceeds Account shall be an Additional Contribution from Investor pursuant to Section 2.2B, The Members may agree to distributions from the Net Proceeds Account on a more frequent basis than as set forth in this Section 3.1. Notwithstanding the foregoing, except if an Event of Default by Developer has occurred hereunder and continues to exist, and except for the automatic distributions on the 25th day of each month, Investor agrees not to distribute funds from the Net Proceeds Account without the prior consent of Developer. Should any transfer of the Membership Interest of Investor for which Developer’s consent is not required pursuant to Section 7.3 below occur, the transferee will have the right to designate the sole signator for withdrawals from the Net Proceeds Account, and Developer shall cooperate to accomplish the same, including without limitation signing such instruments as such transferee or the depository institution reasonably require.

B. As used herein, “Net Proceeds” means any and all of the following: (1) the net proceeds from the sale of a Unit, being the gross sales proceeds (including lot premiums and gross proceeds with respect to the sale of options and upgrades) less all usual and customary costs of sale or closing disbursements including without limitation, Management Fee Advances, Warranty Unit Fees, Approved Option and Upgrade Costs, real estate tax and other closing prorations, real estate brokerage commissions and/or cooperative brokerage fees as permitted by this Agreement (if any), title charges, documentary transfer taxes, recording fees, title insurance premiums, closing agent or escrow fees, and the cost of sales incentives as permitted by this Agreement (subject to the limitations of Section 5.4B below with respect to Sales and Closing Costs), sales incentives, and Profit Payments (as defined in the Original Purchase Agreement); (2) any and all reimbursements, including without limitation utility reimbursements and reimbursements of governmental fees; (3) tax refunds; (4) all condemnation awards and insurance proceeds in excess of related costs to settle the same or to repair or replace any portion of the Project taken or damaged; (5) proceeds of a liquidation or bulk sale of Company assets net of the usual and customary costs of sale or closing disbursements; and (6) all other cash payments to the Company other than draws of equity under Section 2.2B, net of associated transaction costs. As used in the foregoing, “Approved Option and Upgrade Costs” means the market rate arm’s length costs of installing options and upgrades in a Unit as the same are paid or reimbursed through escrow, all as reviewed and approved by Investor.

C. Developer shall be entitled to make one or more loans to the Company (“Developer Gap Loans,” each a “Developer Gap Loan”) as follows: (1) all Developer Gap Loans shall be made (i) with respect to costs reflected in the Annual Plan, as to which (ii) Developer reasonably projects that an equity draw under Section 2.2B above will be available within thirty (30) days of such advance to repay the full amount of such advance; (2) the Project is at the time of such advance performing substantially in compliance with the Annual Plan; (3) no Developer Gap Loan shall be made with respect to any Cost Overrun except with the prior written consent of the Investor in Investor’s sole and absolute discretion; (4) Developer shall give Investor prior written notice of any Developer Gap Loan; and (5) the total amount outstanding of Developer Gap Loans, at any time, made during the Term shall not exceed Five Hundred Thousand Dollars ($500,000). If any Developer Gap Loan is not retired out of the proceeds of an equity draw within thirty (30) days after such Developer Gap Loan was advanced, such Developer Gap Loan shall automatically be converted to an Additional Contribution from Developer, and such Developer Gap Loan shall be deemed paid in full. Any Developer Gap Loan or portion thereof so converted to an Additional Contribution shall reduce each of the amounts set forth in Section 2.2B(3) by the amount of such converted Developer Gap Loan or portion thereof. Each Developer Gap Loan shall bear interest at the Base Rate plus two percent (2%) per annum. Net Proceeds cannot be used to repay Developer Gap Loans and must be deposited into the Net Proceeds Account.

D. In addition to the Net Proceeds Account, the Company shall establish an operating account (the “Operating Account”) at a depository institution designated by the Managing Member and approved by Investor. Equity draws pursuant to Section 2.2B above shall be deposited into the Operating Account, and Project expenses shall be paid out of the Operating Account.

E. Other than the Net Proceeds Account and the Operating Account, the Company shall maintain only such other checking and savings accounts as the Managing Member shall designate and as are approved in writing by Investor. All funds of the Company shall be deposited only in such accounts of the Company in the Company name, shall not be commingled with funds of the Managing Member, and shall be withdrawn only upon such signature or signatures (subject to the requirements of Section 3.1A above as to the Net Proceeds Account) as may be designated in writing from time to time by the Managing Member and as such signators are approved by the Investor.

F. Managing Member shall invest all available funds of the Company in order to maximize the interest yield to the Company, taking into account prudent investment practices and the Company’s liquidity needs.

G. Investor reserves the right to cause the bank accounts of the Company to be audited at Company expense and to cause Net Proceeds not deposited in the Net Proceeds Account to be immediately transferred thereto.

H. The costs of options and upgrades purchased by the buyer of a Unit will be funded from the sales proceeds of such Unit to the extent that such costs do not exceed the amount paid therefor by such buyer.

Section 3.2 Distributions of Available Cash. Subject to Section 8.3C below, Company cash deposited into the Net Proceeds Account shall (subject to any other applicable provisions of this Agreement) be distributed to the Members in the following order of priority

(taking into account, as applicable, the Members’ then existing Investment Return Account and Contribution Account balances):

A. First, to Investor until the balance of its Investment Return Account is reduced to zero;

B. Second, to Investor until the balance of its Contribution Account is reduced to zero;

C. Third, to Developer until the balance of its Investment Return Account is reduced to zero;

D. Fourth, to Developer until the balance of its Contribution Account is reduced to zero;

E. Fifth, 75% to Investor and 25% to Developer until Investor received distributions under this Section 3.2E, such that, when taken together with the distributions to Investor under Sections 3.2A and 3.2B, Investor will have achieved an Internal Rate of Return of 13%.

F. Thereafter, to the Members pro rata 75% to Developer and 25% to Investor.

Section 3.3 Allocations of Net Income. Subject to Sections 3.7 and 3.8 below, Net Income shall first be allocated to the Members to reverse Net Losses previously allocated to the Members in the reverse chronological order in which such Net Losses were allocated. Thereafter, Net Income shall be allocated to the Members, pari passu, in the same percentages that Adjusted Net Proceeds as projected for the entire period covered in the most recently updated Annual Plan would be distributed between the Members pursuant to Section 3.2. As used herein, “Adjusted Net Proceeds” means all cash distributed to the Members pursuant to Section 3.2 above, minus any such distributions with regards to the Contribution Account of a Member. Such percentages shall be calculated as follows: (A) total the Adjusted Net Proceeds available for distribution for the entire period covered by the Annual Plan; (B) determine the amount of total Adjusted Net Proceeds that will be distributed to each Member under the distribution provisions set forth in Section 3.2 herein; (C) divide the Adjusted Net Proceeds to be distributed to Developer by the total Adjusted Net Proceeds (such percentage shall be the percentage for the allocation of Net Income to the Developer), and (D) subtract the percentage derived in (C) from 100% (such percentage shall be the percentage for the allocation of Net Income to the Investor). Any Net Income allocations pursuant to this Section 3.3 based on Adjusted Net Proceeds shall be adjusted (including any special allocations of Net Losses, or items of income and gross income, gain, loss or deduction between the Members in current or prior years, if necessary, and the amendment of tax returns to reflect the same) to cause (1) the ratio of the sum of the cumulative and projected Net Income allocations (together with any adjusting allocations required herein) between the Members pursuant to this Section 3.3 to equal (2) the ratio of sum of the actual-to-date cash distributions and projected cash distributions between the Members in accordance with Section 3.2. Any projections or determinations of Net Income, cash distributions or any percentage or ratios including these items required herein shall be made by the Members in good faith an in accordance with the most recently updated Annual Plan approved by Investor in accordance with Section 4.2.

Section 3.4 Allocations of Net Losses. Subject to Sections 3.7 and 3.8 below, Net Losses shall be allocated to the Members to reverse Net Income previously allocated to the Members in the reverse chronological order in which such Net Income was allocated, and then in the following order of priority:

A. First, 100% to the Developer until the Capital Account of Developer is reduced to zero;

B. Second, 100% to the Investor until Investor has been allocated the aggregate amount of Net Losses (in excess of Net Income) since the inception of the Term equal to the aggregate amount of Net Losses (in excess of Net Income) allocated to Developer since the beginning of the Term;

C. Third, to the Members pro rata 50% to Developer and 50% to Investor until the Capital Account of Investor is reduced to zero;

D. Thereafter, 100% to the Developer.

Section 3.5 Distributions and Allocations on Dissolution of Company. Upon the dissolution and winding up of the affairs of the Company, cash of the Company shall continue to be distributed pursuant to Section 3.2 and Net Income and Net Losses shall continue to be allocated pursuant to Section 3.3 and Section 3.4, as applicable, provided, however, before cash of the Company is distributed to the Members in connection with the dissolution of the Company, the Liquidating Member shall create reserves or otherwise make provision for the discharge of the following in the following order of priority:

A. First, payment of third-party debts of the Company;

B. Second, establishment of reserves for contingent expenses other than Warranty and Defect Expenses;

C. Third, repayment of Default Loans (including without limitation loans made pursuant to Section 2.6); and

D. Fourth, repayment of any other loans made to the Company by the Members as permitted in this Agreement.

Once payment is made or reasonable reserves are established for the above, cash distributions will be made under this Section 3.5 within five (5) business days of a written demand from any Member.

Section 3.6 Deficit Capital Account Make-Up. Notwithstanding any provision to the contrary in this Agreement, if Developer has a negative balance in its Capital Account upon liquidation of the Company (or upon liquidation of its interest in the Company), Developer shall be concurrently obligated to contribute the amount of such negative balance in cash to the

Company for distribution to those Members with positive Capital Account balances and/or creditors of the Company.

Section 3.7 General Guidelines for Distributions and Allocations. The Distribution and allocation provisions of this Article 3 should result in distributions to each Member upon liquidation of the Company being in accordance with each such Member’s positive Capital Accounts, as provided by the United States Treasury Regulations under Code Section 704(b). However, if upon liquidation of the Company, the Capital Accounts of the Members are in such ratios or balances that distributions under Section 3.5 would not be in accordance with the positive Capital Accounts of the Members as required by the United States Treasury Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required under Section 3.5. Rather, the Liquidating Member will have the authority to make other allocations of Net Income and Net Losses, or items of income and gross income, gain, loss or deduction, among the Members (including allocations in prior years, if necessary, and the amendment of tax returns to reflect the same) which, to the extent possible, will result in the Capital Accounts of each Member having a balance prior to distribution equal to the amount of distributions to be received by such Member under Section 3.5.

Section 3.8 Knowledge of Tax Consequences. Certain additional tax matters affecting the Members are set forth in Exhibit “C” attached hereto. Each Member acknowledges and agrees that it has read such Exhibit in its entirety and is aware of the income tax consequences of the matters set forth therein and the economic impact of such matters on the amounts receivable by it under this Agreement. Neither Member has made any representation or warranty to the other Member with respect to the tax effect of the matters set forth in this Agreement except as specifically set forth herein.

ARTICLE 4 MANAGEMENT AND OPERATION OF THE COMPANY.

Section 4.1 Managing Member. Subject to the restrictions set forth in this Agreement, the Managing Member shall faithfully, competently and prudently manage and administer the day-to-day business and affairs of the Company to, including without limitation comply with all of the Company’s obligations and responsibilities as assignee of Buyer under the Original Purchase Agreement, including without limitation the obligations set forth in any applicable declaration(s) of covenants, conditions and restrictions, to implement the Annual Plan and to maximize the Internal Rates of Return of the Members as set forth in the Initial Proforma. The Managing Member of the Company shall be the Developer unless and until a Substitute Managing Member is appointed pursuant to Section 9.3, in which event the Substitute Managing Member shall be the Managing Member of the Company. The Managing Member shall perform all of its obligations hereunder in an efficient, thorough, businesslike manner, devoting its prompt attention to the business of the Company. The Managing Member shall at all times perform its duties and responsibilities in compliance with all Laws, the Annual Plan and this Agreement. The Managing Member shall devote sufficient time, efforts and managerial resources to the business of the Company, and perform such acts as the Investor shall reasonably request, in order to ensure the timely and efficient compliance with the Annual Plan and to achieve the projections set forth in the Annual Plan. Developer shall not withdraw or retire as Managing Member hereunder without the prior written consent of the Investor. For purposes of this Agreement, the term “Laws” means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders, judicial decisions, common law and other governmental, quasi-governmental and utility company requirements (including those relating to labor and employment, the environment, health and safety, or handicapped persons).

Section 4.2 Annual Plan.

A. The “Initial Proforma” consists of Exhibit “D” attached hereto and represents the expectations (as of the Closing Date) of the Members as to the performance of the Project and includes a Project budget setting forth the costs of the Project (the “Project Budget”). It is a static document and shall not change (as is more particularly set forth in Section 4.2E below). Its purpose is to measure certain performance issues and remedies (for example, but without limitation, certain aspects of change in management control pursuant to Article 9 below).

B. On the other hand, the Members acknowledge that the Project exists in a dynamic environment and that flexibility must exist to changing market and other conditions. The management document used to reflect this is referred to herein as the “Annual Plan,” which shall mean the projection or reprojection of the overall plan, Project Budget and detailed assumptions for the development, completion, financing, operation and sale of the entire Project as approved in writing by the Members pursuant to this Section 4.2.

C. For the first year (or portion thereof) of the Project, the Initial Proforma will also serve as the Annual Plan. Thereafter (unless and until removed as Managing Member pursuant to Section 9.3 below), Developer shall update the Annual Plan (but not the Initial Proforma) for the Investor’s approval on November 1 of each calendar year during the Term. It is the goal of the Members that such updated Annual Plan be approved by the Members by December 15 of the applicable year to take effect on January 1 of the following year. In addition to the foregoing update, either Member may (not more than once per calendar quarter per Member) request an update of the Annual Plan. No update of or revision to the Annual Plan shall be effective without the approval of both the Developer and the Investor, and until an updated or revised Annual Plan is so approved, the then last approved Annual Plan will govern,

D. It is the intent of the Members that (subject to Section 9.3 below) so long as Developer is discharging its duties as set forth in Section 4.1 above, Developer as Managing Member of the Company shall manage the day-to-day affairs of the Company within the Annual Plan and shall only require Investor’s consent for a Major Decision and as otherwise required by this Agreement.

E. Without limiting the generality of the foregoing, no amendment or update of the Annual Plan pursuant to this Section 4.2 will alter or amend the Initial Proforma, which shall always consist of Exhibit “D” attached hereto without any amendments, modifications or changes thereto that may be approved as to the Annual Plan by the Members pursuant to the terms of this Agreement.

F. On or before ninety (90) days after the Closing Date, Developer may cause the Company to commission a market study with respect to the Project. At Developer’s written request, Investor may, in its reasonable discretion, approve a revision to the Initial Proforma to either increase or decrease the sales prices for the Units set forth therein. Any such request submitted by Developer to Investor should include the proposed revisions to the Initial Proforma and Investor shall have fifteen (15) business days to approve or disapprove such revision. Unless Investor approves any such revision, the Initial Proforma as originally attached to this Agreement shall govern.

Section 4.3 Major Decisions. Subject to Section 9.3, it is hereby understood and agreed by the Members that the Managing Member shall not take any of the following actions (in each case the taking of which shall be hereinafter referred to as a “Major Decision”) without first obtaining the written consent of the Investor:

A. Deviate in any material respect from or amend the Annual Plan, including without limitation (1) changing the floor plans, specification levels or mix for the Units; (2) commencing the pouring of slabs or the framing of Units; (3) commencing any significant work on on-site or off-site improvements; or (4) make, apply for or agree to any general or specific plan, zoning, subdivision map, conditional use permit or other discretionary governmental entitlement to the development or sale of the Project and/or the Units, or any material modification to any of such entitlements. Notwithstanding the preceding sentence, until the Annual Plan is amended pursuant to Section 4.2 above and includes schedules with respect to paragraphs (2) and (3) of this Section 4.3A, the commencement of any work described in such paragraphs shall require the prior written approval of Investor in its sole and absolute discretion;

B. (i) Take any action or make any decision that could be reasonably expected to trigger remedies against the Company and/or the Property under (a) the Original Purchase Agreement, (b) that certain Subdivision Improvement Agreement in form and substance acceptable to Investor, in Investor’s reasonable discretion, to be executed by the City of Elk Grove and the Company (the “Subdivision Improvement Agreement”), or (c) that certain Park Development Agreement in form and substance acceptable to Investor, in Investor’s reasonable discretion, to be executed by the City of Elk Grove and the Company (the “Park Development Agreement”), or (ii) amend the Original Purchase Agreement, the Subdivision Improvement Agreement or the Park Development Agreement.

C. Make, execute or deliver on behalf of the Company an assignment for the benefit of creditors; cause the Company, a Member’s Membership Interest or the Property or any part thereof or interest therein to be subject to the authority of any trustee, custodian or receiver or to be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings;

D. Partition all or any portion of the Property, or file any complaint or institute any proceeding at law or in equity seeking such partition;

E. Except as set forth on Exhibit “E” attached hereto, employ or contract with any Affiliate of Managing Member or any other person or entity in which Managing Member has a direct or indirect financial interest in connection with the Project;

F. Make any grant, sale, exchange or other disposition as follows: (1) the sale of any Unit for a sales price or with sales concessions or incentives which vary more than the allowed variance as set forth on the Annual Plan; (2) the sale of any Units in bulk (that is, the sale of more than two (2) Units to any person or to a group of persons who are Affiliates); (3) any option, right of first refusal, right of first opportunity or first negotiation, or any rights similar to the foregoing, in the Project or the Company’s interest in the Project;

G. Except as expressly provided elsewhere in this Agreement, incur any indebtedness on behalf of the Company or hypothecate its assets in connection therewith, or amend any loan documents in any material respect in connection with any loans previously approved by Investor;

H. Compromise or settle any claim made by or against the Company or affecting the Project in which the amount in controversy exceeds Five Hundred Thousand Dollars ($500,000);

I. Merge the Company into any other entity or otherwise enter into any similar entity reorganization;

J. At any given point in time, have under construction or as completed standing inventory more than seven (7) model homes or more than sixty (60) Spec Homes. As used in the foregoing, a “Spec Home” is any production Unit unless a third party buyer which is not an Affiliate of Developer has entered into a bona fide purchase agreement with respect to such Unit which (1) is at a sales price within the Annual Plan after taking into account all sales incentives and concessions, (2) is not subject to financing, sale of home or inspection contingencies, (3) provides for immediate delivery into escrow of an earnest money deposit of not less than $2,000 plus 25% of Approved Option and Upgrade Costs for the options and upgrades requested by such buyer, and (4) is not a reservation agreement;

K. Establish the escrow for the sale of Units, which escrow shall only be established at Duxford Escrow, Inc. or a national title company or bank escrow company approved by Investor. For each escrow established at Duxford Escrow, Inc., Developer shall provide a closing protection letter from Developer in favor of the Company and Investor;

L. Deviate in any material respect from the Plans and Specifications. As used herein, “Plans and Specifications” shall mean the final plans, specifications, and other construction or working drawings for the Project with evidence of all governmental approvals shown thereon, as (1) provided prior to the Closing to Investor or its due diligence or other consultants, or (2) as subsequently approved in writing by Investor, or (3) as modified with Investor’s consent hereunder; and

M. Take any other action or make any other decision that this Agreement provides must be approved or consented to by the Investor or as to which the Act specifically mandates that the vote or approval of a member is required.

Any amount expended by Developer for a Major Decision without first obtaining the written consent of the Investor shall not be an expense of the Company but shall be borne exclusively by Developer without any charge to or reimbursement from the Company. Any such payment by Developer shall not be deemed an Additional Contribution or loan by Developer to the Company, shall not increase Developer’s Capital Account, Contribution Account or Membership Interest, and shall not entitle Developer to the recoupment of, or the payment of any interest, charge or other consideration for, funds used to make such payment.

Section 4.4 General Contractor. Developer (in its capacity as general contractor, the “General Contractor”) is hereby appointed as the general contractor for the Project and no other person shall be appointed to serve in such capacity without the approval of Investor. The fee payable to General Contractor for acting in such capacity with respect to the Project shall be paid by Developer from the Management Fees paid to Developer pursuant to Section 5.2 below. The General Contractor shall be held accountable to the customary standards in the industry and shall be responsible for coordinating, supervising, inspecting and expediting the completion of construction of the Project in accordance with the Annual Plan and this Agreement. Developer hereby represents and warrants to the Company and the Investor that the General Contractor is experienced in projects similar to the Project and, to the extent required by applicable Laws, has all required licenses and permits to carry out its obligations hereunder. If reasonably requested by Investor, the General Contractor shall obtain competitive bids for the review and approval of Investor prior to entering into a subcontract for such work of improvement as is specified in Investor’s request. Without limiting the generality of the foregoing, prior to letting any contracts for the development or construction of any work of improvement in the Project, Developer shall provide Investor with copies of the bids for all material contracts or subcontracts for such development or construction. Also, Developer shall cause all subcontractors to send all preliminary notices and other mechanics’ liens information required to be sent to the “owner” of the Project to the following address: c/o Resmark Equity Partners, 10880 Wilshire Boulevard, Suite 1420, Los Angeles, California 90024, Attention: Mr. Phil Rush.

Section 4.5 Insurance. The Managing Member shall purchase and maintain, or shall cause to be purchased and maintained, the policies of insurance specified on Exhibit “F” attached hereto and as required by Seller pursuant to the Original Purchase Agreement or otherwise and shall provide Investor with copies of policies and the certificates or other evidence of insurance coverage as provided therein. If, despite Developer’s best efforts, Developer is unable to purchase and/or maintain the insurance required hereby because of the unavailability in the market of the form, type or amount of such insurance, Developer shall purchase and maintain such other insurance as is acceptable to Investor, in Investor’s sole and absolute discretion. If Developer fails to obtain, maintain or deliver evidence of any of the insurance required under this Section 4.5 or Exhibit F, then Investor shall have the right, but not the obligation, to obtain and/or maintain any such insurance as a Company expense. The election of Investor to obtain any such insurance shall not cure any default by Developer for the failure to obtain, maintain or deliver evidence of the same.

Section 4.6 Inspection Rights of Investor. Investor may from time to time, at the expense of the Company, cause the Project to be inspected by an inspector selected by Investor in its sole discretion. Managing Member shall cooperate with any such inspector to the fullest extent.

Section 4.7 Member Meetings.

A. Investor and Developer shall conduct regular monthly meetings to discuss the business and affairs of the Company. Any such meeting shall be held at such time and at such place as the Developer and the Investor shall mutually agree. Developer shall cause such of its personnel to attend such meetings as is reasonably requested by Investor.

B. Special meetings shall be held on the call of either the Developer or the Investor by reasonable oral or written notice to the other.

C. Any meeting held between the Developer and the Investor may be held either in person or by telephone. The Members may reach decisions regarding any matter which requires the approval of all Members with or without a meeting if the decision is approved in writing by all of the Members.

Section 4.8 Designated Representatives.

A. Each Member shall designate in writing to the other Member a representative who shall be authorized to act under this Agreement for and on behalf of such Member (a “Designated Representative”). Neither the Managing Member nor the Company shall take any action that constitutes a Major Decision until such time as the Designated Representative for both Developer and Investor have executed a writing describing in detail the action proposed to be taken. Any Designated Representative may be replaced by the Member designating such Designated Representative by giving written notice to the other Member. Also, the Designated Representatives for Developer shall be the only representatives of Developer authorized to execute documents, in addition to those evidencing Major Decisions, on behalf of Developer with respect to the Company, except for draw requests, as specified below. Until further notice, the Designated Representatives and alternates of the Members shall be as follows:

For Developer:	Designee:	Michael D. Grubbs
	Alternate:	Richard S. Robinson and W. Douglass Harris

For Investor:	Designee:	Robert N. Goodman
	Alternate:	Phil L. Rush

B. Until further notice, the following representatives of Developer shall be the only parties authorized to execute draw request documents on behalf of Developer:

Michael D. Grubbs; Richard S. Robinson; W. Douglas Harris; Renato C. Millar; and Thomas J. Mitchell. Any such party may be replaced by Developer by giving written notice to Investor.

Section 4.9 Employees. The Company shall not have employees. The Developer shall be solely responsible for all wages, benefits, insurance, payroll taxes and compliance with all Laws with respect to any of its employees. The Developer shall, at any time and from time to time during the term of the Company, provide such information as the Investor shall reasonably request regarding the employees of the Developer who work on the Project.

Section 4.10 Authority to Sign.

A. The Managing Member acting alone shall have the authority to execute and deliver on behalf of the Company all agreements, instruments or other documents to which the Company will be a party or bound, provided that the prior approval of the Investor shall be required for the same which (1) are not within the ordinary course of business of the Company, (2) are not within the parameters set forth in the Annual Plan, (3) constitute a Major Decision or (4) are otherwise required to be approved by Investor by this Agreement.

B. Without limiting the generality of the foregoing, the Managing Member, acting alone, shall have authority to execute and deliver, on behalf of the Company, deeds, purchase and sales contracts or escrow instructions in accordance with the sale pursuant hereto of individual Units to members of the home-buying public, so long as the terms and conditions of such documents and the sales prices, concessions and incentives for the Units are within the parameters set forth in the Annual Plan.

Section 4.11 Contracts With Developer Affiliates.

A. Any profit earned by Developer or any Affiliate thereof with respect to providing goods or services (including without limitation upgrades and options) to the Project or the Company (except as to the profits of Duxford Financial, Inc. and Duxford Escrow, Inc.) shall be paid by Developer or such Affiliate to the Company for deposit in the Net Proceeds Account. The foregoing shall not apply to the Management Fee. In any event, all goods and services provided to the Company or the Project by Developer or any of its Affiliates shall be provided on terms at least as favorable to the Company as if the same had been negotiated on an arm’s length market rate basis with non-affiliated vendors of goods or services. Without limiting the generality of the foregoing, the Company shall not, without the prior written approval of Investor, provide sales incentives or concessions to buyers of Units in the form of mortgage products sold or provided by Duxford Financial, Inc. or Duxford Escrow, Inc.

B. Without limiting Section 4.3D or any other applicable provision of this Agreement, the Investor acting alone shall have the right on behalf of the Company to send any appropriate notice of default or termination, to institute legal proceedings and/or to take such other action as may be necessary or appropriate to enforce the rights and protect the interests of the Company pursuant to any Ancillary Agreement or any other agreement now or hereafter entered into between the Company and Developer or any Affiliate of Developer or with respect to any other rights or remedies of the Company running against or in connection with Developer or any Affiliate of Developer. Without limiting the generality of the foregoing: (1) Investor shall have the right to declare that any contract with an Affiliate of Developer for providing goods and services is terminated if an Event of Default by Developer or any other event described in Section 9.2 below has occurred; (2) Developer shall ensure that all amounts (including deposits) paid through escrow by the Company or by a buyer of a Unit to any Affiliate of Developer in connection with the sale or closing of a Unit shall be separately shown on the closing statements described in Section 6.2D below; (3) the job cost reports described in Section 6.2A(1) below will include as separate line items or categories the costs of all items purchased from Affiliates of Developer by the Company or buyers of Units; and (4) Investor shall have the right on reasonable notice during normal business hours to audit the books and records of any Affiliate of Developer providing goods and services to the Company to verify compliance with the terms of this Section 4.11.

C. For purposes of this Agreement, the term “Affiliate” means any other person or entity directly or indirectly controlling, controlled by, or under common control with the person or entity to which such term applies. As to any natural person, such person’s spouse, child, grandchild, sibling, parent, grandparent, aunt, uncle, cousin, niece or nephew, as well as the spouse of any of the foregoing, shall be Affiliates of such person. As to any corporation, limited liability company, trust or partnership, any person with any of the foregoing relationships to any person in control of such entity as general partner, member, shareholder, trustee or otherwise shall be deemed to be an Affiliate of such entity. An Affiliate of a Member shall include any partnership in which such Member or any Affiliate of such Member is a general partner or otherwise has control, as well as any corporation, limited liability company or other entity in which such Member or any Affiliate of such Member has control. For purposes of this Agreement, “control” as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and decision-making of such person or entity, whether through the ownership of voting interests or by contract or otherwise. “Control” shall also include, without limitation, the possession of direct or indirect equity or beneficial interests in at least fifty percent (50%) of the profits or voting control of any entity.

Section 4.12 Other Business Opportunities.

A. Anything herein to the contrary notwithstanding, neither Developer nor any Affiliate of Developer shall engage, directly or indirectly, in sales in or from any residential for sale project at sales prices in the range between One Hundred Eighty Thousand Two Hundred Eighty-Five Dollars ($180,285) and Two Hundred Sixty-Nine Thousand Three Hundred Eighty-Four Dollars ($269,384) and within a five (5) mile radius of the Property, until at least 85% of the total number of Units to be constructed on the Property in accordance with the Annual Plan are sold to purchasers (i.e., all sales relating thereto are irrevocably closed).

B. Except as set forth in Section 4.12A above, any Member may enter into similar, related and competitive business activities to the activity contemplated by this Agreement without first having offered equity participation in such activities to any other Member or the Company.

Section 4.13 Rights and Obligations of Investor. Subject to the provisions of Section 18-502 of the Act, Investor shall not have any personal liability for the expenses, liabilities or obligations of the Company, nor shall Investor be required to return any distribution made to it other than as expressly set forth herein. The interest of the Investor in the Company shall be fully paid and nonassessable.

Section 4.14 Guideline Compliance. The Managing Member shall ensure that the development of and the reporting systems for the Project comply with the guidelines promulgated by the System for responsible contractors and for service-disabled veterans business enterprises. Developer hereby acknowledges its receipt of the guidelines described in this Section 4.14 as of the date hereof and understands that the same may be changed from time to time. On or before July 15th of each year, Developer shall submit to Investor a report in the form of Exhibit “H” attached hereto regarding the use of service disabled veteran owned businesses during the twelve (12) month period ending on June 30th of such calendar year.

Section 4.15 Interest Rate Management. If the Investor requires in its reasonable judgment, the Company shall purchase as a Project expense hedge products, end loan commitments or other interest rate protection mechanisms.

Section 4.16 Intentionally Omitted

Section 4.17 Material Contracts. Managing member will exercise commercially reasonable efforts to cause all material contracts entered into by Managing Member on its own behalf or on behalf of the Company to provide that such contracts inure to the benefit of successors and assigns of such Managing Member or the Company, as applicable.

Section 4.18 Representations and Warranties of Developer. In order to induce Investor to enter into this Agreement, Developer represents and warrants to Investor, as of the Closing Date, as set forth in this Section 4.18.

A. Title. The Company will acquire good, marketable and insurable title to, and the entire right, title, and interest in, the Business Property free and clear of any and all leases, liens, encumbrances, or other liabilities, subject only to the foregoing as approved by Investor in writing, in Investor’s sole and absolute discretion. As used herein, “Business Property” means, collectively, the Land, including without limitation the easements, rights-of-way and appurtenances belonging or in anyway appertaining to the same, the “Improvements,” the “Personal Property” and the “Intangible Property.” “Improvements” means all improvements, structures and fixtures now or on the Closing Date located on the Land, including without limitation roads, drainage and other utility structures and other so-called “infra-structure” improvements; “Personal Property” means all tangible personal property now or on the Closing Date located on or about the Land or Improvements or attached or appurtenant thereto or used in connection with the operation thereof; and “Intangible Property” means all Permits and other intangible property now or on the Closing Date owned or held by Seller in connection with the Land, the Improvements or the Personal Property, or any business or businesses now or hereafter conducted thereon or with the use thereof, including all leases, contract rights, agreements, trade names, business licenses and warranties (including those relating to construction or fabrication) related to the Land, the Improvements or the Personal Property, or any part thereof.

B. Consents. Developer has obtained all consents and other permissions related to the transactions herein contemplated and required under any Business Agreement or Laws. Notwithstanding the foregoing, if any additional consents or other permissions are required, Developer hereby agrees that Developer shall, as promptly as practical, use its best efforts to obtain all such additional consents and other permissions related to the transactions herein contemplated and required under any Business Agreement or Law. As used herein “Business Agreement” means any lease, rental agreement, management agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument at any time or times affecting Transferor, all or a portion of the Business Property or Seller as to the Business Property.

C. Utilities. The Business Property has available to its boundaries adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection and, without limitation, other required public utilities to permit development of the Project pursuant to this Agreement.

D. Physical Condition; Completeness.

(1) The Improvements have been constructed in a good, workmanlike and substantial manner, free from material defects, and in accordance with all Laws, Business Agreements and any plans and specifications heretofore delivered to Investor or the Company by Developer.

(2) Neither the zoning nor any other right to construct upon or to use the Business Property is to any extent dependent upon or related to any real estate other than the Business Property, the improvement of such other real estate or the payment of any fees for the improvement of such other real estate.

(3) The Business Property, and each part and portion thereof, is in good condition and repair and free from material defects. Developer will use its best efforts to maintain and/or to cause Seller to maintain (as applicable) the Business Property in good condition and repair between the date hereof and the Closing Date.

(4) There are no soil conditions adversely affecting the Business Property.

(5) Except as disclosed in that certain Phase I Environmental Site Assessment, Big Horn Property, Big Horn Boulevard at Monetta Drive, Elk, Grove, California, dated as of July 18, 2003, and prepared by Clayton Group

Services, Inc., there are (and have been) no “Hazardous Materials” installed or stored in or otherwise existing at, on, in or under the Business Property. As used herein, a “Hazardous Material” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other laws applicable to the Business Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to the environment or to human health or safety, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons or byproducts, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.

(6) The Business Property has not been designated as “border zone property” under the provisions of California Health and Safety Code Sections 25220 et seq., or any regulation adopted in accordance therewith, and there has been no occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Business Property or any part thereof to be designated as “border zone property.”

(7) Developer shall not be in breach of its representations pursuant to this Section 4.18 with respect to any material defect, soils condition or Hazardous Materials (A) the existence of which was disclosed in writing to Investor prior to the date hereof, and (B) the cost of correction of which is adequately addressed in the Initial Proforma.

E. Compliance.

(1) All discretionary Permits have been obtained in final form by Developer or Seller and are free from violation and all such Permits have been or concurrently herewith will be assigned to the Company. As used herein, “Permits” means all discretionary permits, licenses, approvals, entitlements and other governmental and quasi-governmental discretionary authorizations required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Business Property for the purpose contemplated by the Company. All building permits, grading permits, certificates of occupancy and other ministerial governmental and quasi-governmental approvals or permits are expressly excluded from the definition of “Permits.” As used in this Agreement, “quasi-governmental” shall include the providers of all utilities services to the Business Property.

(2) Upon the completion of certain ministerial requirements, the payment of sufficient fees and final plan approval, building permits, grading permits and all other required governmental and quasi-governmental ministerial Permits will be issued for the development of the Business Property as contemplated by the Company;

(3) Upon the construction of housing units in the Project and compliance with certain ministerial requirements, the payment of sufficient fees and final government inspection, certificates of occupancy will be issued permitting human occupancy of such housing units;

(4) The Land is properly and fully zoned for the development contemplated by the Company and the Business Property and the operation and use thereof, including, without limitation, any boundary line adjustments to the Land, and complies with applicable Laws, including, without limitation, the California Subdivision Map Act, and the Business Agreements;

(5) Upon compliance with the conditions of approval for Large Lot/Small Lot Tentative Subdivision Map Laguna Big Horn (the “Tentative Map”), a final map for two hundred fifty-five (255) units in substantial conformity with such Tentative Map (the “Final Map”) will be filed for record in a timely manner to permit the development of the Business Property to proceed as contemplated by this Agreement, including without limitation the Initial Proforma and the Project Budget; and

(6) Without limiting the generality of the foregoing, any of the following necessary for the development of the Business Property as contemplated by the Company have been properly obtained in compliance with all applicable Laws with all applicable appeal periods having expired: environmental impact reports or negative declarations, general plan changes, specific plan changes, zoning changes, variances, special use permits and/or conditional use permits.

F. Notices; Requests. Neither Developer nor any of its Affiliates has received any written notice or has any knowledge that:

(1) any government agency or any employee or official thereof considers that the construction of Improvements to date or the development of the Business Property as contemplated by the Company has failed or will fail to comply with any Laws;

(2) any investigation has been commenced or is contemplated respecting any such possible or actual failure of compliance; or

(3) there are any unsatisfied requests for repairs, restorations or alterations with regard to the Land or Improvements from any person, entity or authority, including, but not limited to, any tenant, lender, insurance carrier or government authority.

G. Moratoria. There are no moratoria, initiatives, referenda or similar governmental or quasi-governmental enactments or policies existing, pending, threatened or contemplated, which would prohibit, hinder or render more expensive the development and use of the Business Property as contemplated by the Company.

H. Due Authorization, Execution, Organization, etc.

(1) This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Developer are and on the Closing Date will be duly authorized, executed and delivered by and, subject to equitable principles generally and covenants of good faith and fair dealing and to the federal Laws relating to bankruptcy, are binding upon Developer in accordance with their terms.

(2) Developer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and duly authorized and qualified to do all things required of it under this Agreement.

(3) Michael D. Grubbs and Richard S. Robinson are Senior Vice Presidents of Developer, respectively, and have sole authority without the act, signature or consent of any other party to bind Developer in connection with this Agreement and/or any other agreement or instrument contemplated by or in connection with the development of the Business Property as contemplated by the Company and the Company shall be entitled to rely upon any such act, signature or consent by Michael D. Grubbs and Richard S. Robinson without any further inquiry.

(4) Developer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided and nothing prohibits or restricts the right or ability of Developer to enter into this Agreement.

(5) Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, affecting or relating to Developer or the Business Property.

I. Correct Information. All financial statements or information, credit information, documents, plans, surveys and other data or information provided to the Company by or on behalf of Developer or any of its Affiliates with respect to Developer or the Business Property and its development and use as contemplated by the Company are true, correct and complete in all respects and disclose all facts with no omissions with respect thereto. Without limiting the generality of the foregoing, Developer has delivered to Investor all material information concerning the Business Property which has been provided to Developer or any of its Affiliates by Seller.

J. Existing Agreements. There are no agreements or understandings (whether written or oral) relating to the Business Property, except for matters of record approved in writing by Investor, and the Continuing Contracts (as hereinafter defined). Except as contemplated herein, no amendments or waivers pertaining to the foregoing will be made prior to the Closing Date. There are no service and equipment leasing contracts (the “Continuing Contracts”) with respect to or affecting the Business Property which are not terminable by any party thereto, without liability, expense or penalty to the terminating party, on not more than 30 days’ notice.

K. Default. Neither Developer nor any of its Affiliates is in default with respect to any of its obligations or liabilities pertaining to the Business Property, nor do any events exist which, with the giving of notice or the passage of time, or both, would constitute a default with respect to any of its obligations or liabilities pertaining to the Business Property. Seller is not in default with respect to any of its obligations or liabilities pertaining to the Business Property, nor do any events exist which, with the giving of notice or the passage of time, or both, would constitute a default with respect to any of Seller’s obligations or liabilities pertaining to the Business Property. Without limitation on the foregoing, the Continuing Contracts and the matters of record are free from default by Developer, the Affiliates of Developer, Seller and by any other party thereto.

L. Litigation; Condemnation. There are no actions, suits or proceedings pending or threatened, before or by any judicial, administrative or union body, any arbiter or any governmental authority, that would materially and adversely affect Developer’s ability to discharge its obligations under this Agreement against or affecting Developer or any of its shareholders, Seller or its managing member, or any Affiliate of any of the foregoing or the Business Property (or any portion thereof). There are no actions, suits or proceedings pending or threatened before or by any judicial, administrative or union body, any arbiter or any governmental authority against or affecting Seller or its managing member including the Project Budget, Developer or its shareholders, with respect to the Business Property. There is no existing, proposed or threatened eminent domain or similar proceeding which would affect the Land or Improvements in any way whatsoever.

M. Holding Company and Investment Company Status; Plan Assets.

(1) Developer is neither a “holding company,” a “subsidiary company” of a “holding company,” nor an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935.

(2) Developer is neither an “investment company,” an “affiliated company” of an “investment company,” nor a “principal underwriter” of an “investment company,” as such terms are defined in the Investment Company Act of 1940.

(3) No portion of Developer’s investment in the Company constitutes an asset of any employee benefit plan subject to Part 4, Subtitle A, Title I of ERISA.

N. Initial Proforma. The Initial Proforma, including without limitation, the Project Budget, is an accurate and good faith projection of all reasonably foreseeable hard and soft construction, development and other costs of building out the Project described in the this Agreement. Developer has no knowledge of any such costs which are not set forth in such Initial Proforma.

O. Community Services District. All funds necessary to satisfy the remaining financial and other obligations with respect to the Elk Grove Parks and Recreation Community Service District are included in the Initial Proforma and will be paid in full by the Company. No such costs or obligations will be passed on to any third party homebuyer of a Unit.

P. Transferor Knowledge. The representations and warranties made in this Section 4.18 (other than in Section 4.18H and 4.18M above) are made to Developer’s knowledge, which knowledge shall be defined to mean (i) facts within the actual and present knowledge of Developer, and (ii) those facts which would have been produced if Developer had conducted with due care an investigation respecting the matters covered by the applicable representation or warranty as would have been made by a prudent home builder purchasing the Business Property for its own account (“Due Inquiry”). Without limiting the foregoing, as to such representations and warranties contained in this Section 4.18 (other than in Section 4.18H and 4.18M above), Developer will be deemed charged with the knowledge of those matters which Due Inquiry would have produced. Notwithstanding the foregoing (x) Developer shall not be held to be in breach of its representations and warranties under this Section 4.18 by reason of any matter arising out of the negligence or malfeasance of unaffiliated third party contractors employed by Developer to conduct investigations into the physical and other condition of the Business Property unless Developer should have recognized and remedied such third party negligence or malfeasance in the course of Developer’s Due Inquiry; and (y) Developer shall not be deemed to be in breach of its representations and warranties under this Section 4.18 by reason of Developer’s failure to disclose to the Company and/or to the Investor any fact actually known (without duty of inquiry or being charged with record or constructive notice) to the Investor. In no event shall Developer’s knowledge of the inaccuracy or breach of any representation or warranty contained herein be imputed to the Company or Investor by virtue of Developer being a member in the Company or otherwise.

Section 4.19 Brokers. No commissions, finder’s fees or brokerage fees are payable arising out of Developer’s actions and the transactions contemplated by this Agreement or the Purchase Agreement. Developer represents and warrants to the Company and Investor, and the Company represents and warrants to Developer and Investor, that there are no commissions, finder’s fees or brokerage fees arising out of the transactions contemplated by this Agreement or the Purchase Agreement arising out of its respective conduct. Developer shall indemnify and defend the Company and Investor from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in connection with claims for any such commissions, finder’s fees or brokerage fees arising out of Developer’s conduct or the inaccuracy of the foregoing representation and/or warranty of Developer.

Section 4.20 Final Map. Developer shall cause the Final Map to be recorded in the Official Records on or before October 31, 2004.

ARTICLE 5 COMPENSATION AND REIMBURSEMENTS TO MEMBERS.

Section 5.1 Sole Right to Compensation For Services. Except as provided in this Article 5, no Member shall receive compensation for services rendered to the Company or for overhead expenses of any kind whatsoever. The foregoing shall not, however, prevent the Managing Member from using funds from an equity draw made pursuant to Sections 2.2B and 2.3 for on site and infrastructure construction supervision costs for the Project if such costs are reflected in the Annual Plan. All payments to the Members pursuant to this Article 5 shall be considered to be guaranteed payments as defined in Section 707(c) of the Code.

Section 5.2 Management Fee. The Managing Member, in consideration of undertaking and performing its responsibilities described herein, shall receive a management fee (the “Management Fee”) from the Company, payable upon and subject to the terms and conditions hereinafter set forth.

A. Maximum Amount. The maximum aggregate Management Fee payable to Managing Member over the course of the Term shall be equal to the total of three percent (3%) of the Adjusted Sales Price in the aggregate for all of the two hundred fifty- five (255) Units. As used herein, the “Adjusted Sales Price” shall be equal to the gross sales price for such Unit, including gross proceeds from lot premiums, options and upgrades, less the cost of any sales incentives, reimbursements and concessions permitted by this Agreement for each of such Units. Investor shall have the right (as a Project expense) to conduct audits to determine if the gross sales price at which options and upgrades are sold at least cover the associated Approved Option and Upgrade Costs. Any Management Fee paid to Developer based on unprofitable options and upgrades shall within 10 days of written demand by Investor be repaid by Developer to the Company.

B. Method of Payment. The Company shall pay to the Managing Member advances (“Management Fee Advances”) of the Management Fee as follows: At the closing of the sale of each of the 106 single-family detached and 149 single-family attached Units, Developer shall receive an amount equal to three percent (3%) of the Adjusted Sales Price.

Section 5.3 Investment Fee. Upon the Closing Date, the Investor, in consideration of the internal costs it will incur in originating the Project, shall receive a fee (the “Investment Fee”) from the Company. The Investment Fee payable to the Investor shall be Six Hundred Sixty-Six Thousand Five Hundred Ninety-Five Dollars ($666,595). The Investment Fee shall be deemed earned when paid to Investor and no further services shall be required of Investor with respect to the same.

Section 5.4 Sales and Closing Costs.

A. Developer is hereby appointed as the general marketing agent for the Project. Without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole discretion, no marketing material shall include any reference to the name or participation of Investor, the general partner of the Investor, the System or any of their respective Affiliates.

B. The Company shall pay sales commissions and other closing costs (“Sales and Closing Costs”) upon the closing of the sale pursuant hereto of each Unit. Developer may engage outside service providers to provide some or all of the sales and closing services paid as Sales and Closing Costs or may use the personnel of Developer or its Affiliates for such purposes. Whether such services are provided by Developer, an Affiliate of Developer or by outside service providers, Sales and Closing Costs incurred by the Company are not to exceed competitive rates being experienced for similar development projects, and in no event shall (1) the total Sales and Closing Costs (on an aggregate basis for all Units) exceed two percent (2%) of the aggregate Adjusted Sales Price of all Units, (2) the closing costs, other than sales commissions, included within the Sales and Closing Costs (on a Unit-by-Unit basis) exceed one-half of one percent (.5%) of the aggregate Adjusted Sales Price for said Unit, and (3) sales commissions paid to any cooperating real estate agent or broker (on a Unit-by-Unit basis), including Developer’s internal sales staff, exceed three percent (3%) of the Adjusted Sales Price for said Unit and one and one-half percent (1.5%) of the aggregate Adjusted Sales Price of all Units. It is expressly agreed that Sales and Closing Costs do not include prorations for real estate taxes or other similar prorations.

Section 5.5 Payment Out of Available Funds. Management Fee Advances that are not paid due to the unavailability of Company funds shall cumulate without interest until Company funds become available for the payment of the same.

Section 5.6 Rights Upon Default. No payments in respect of the Management Fee shall be made to Managing Member at such times as a Potential Default or Event of Default exists as to Managing Member or any change in management control pursuant to Article 9 below.

Section 5.7 Reimbursement of Certain Expenses. Certain legal and other due diligence costs as described in this Section shall be expenses of the Company, and any amount exceeding the amount of Developer’s Initial Contribution, as such excess, if any, is shown on Exhibit 3, shall be an expense of the Company and shall be paid to Developer on the Closing Date. The Investor (or the Investor’s managing member or general partner) shall be paid by the Company its actual out-of-pocket costs for legal and other expenses incurred which relate generally to the formation of the Company and the Investor’s due diligence investigation of the Project. Furthermore, Developer shall be paid by the Company its reasonable and necessary third party legal fees incurred in connection with the due diligence investigation of the Project and the negotiation of this Agreement to the extent that such fees have not been paid to Developer or credited as a capital contribution to the Company by Developer.

ARTICLE 6 BOOKS, RECORDS AND REPORTS.

Section 6.1 Books and Records. The Managing Member shall keep accurate records of all transactions entered into with respect to the Company and shall maintain full and accurate books and accounts in accordance with federal income tax accounting requirements and generally accepted accounting principles consistently applied with respect to the management and operation of the Company, which books and accounts shall accurately reflect all income and expenses of the Company on an accrual basis, all payments on any indebtedness secured by the assets of the Company, all payments on other Company indebtedness and all capital expenditures with respect to the Company. Such books and records shall be open to the inspection (including without limitation an efficiency review) of the Members, the CPA, the Investor Accountant or any other representative designated by a Member, all at Company expense and at any reasonable time after reasonable notice to the Managing Member. The Managing Member shall retain and make available to the Members, or cause the preservation and availability to the Members of, such books and records for a period of at least seven (7) years following the end of the Term. For purposes of this Agreement, the term “CPA” means the designated accountants for the Company as mutually agreed to by the Members. The initial CPA shall be Ernst & Young LLP. For purposes of this Agreement, the term “Investor Accountant” means Ernst & Young LLP, or such other certified public accountant, accounting firm or person designated by Investor from time to time to be the Investor Accountant.

Section 6.2 Company Interim Reports.

A. Within twenty (20) days of the end of each calendar month, Managing Member shall deliver to the Investor the following reports for the month then ended all in form satisfactory to the Investor:

(1) A Project job cost report to include all Project costs incurred to the then current date, an updated Project Budget reflecting all projected costs to be incurred with respect to the Project through the end of the Term and a report detailing the variance between the Initial Proforma and the Annual Plan;

(2) A financial statement of the Company including a full accrual balance sheet, an income statement, a statement of cash flow and a statement of Member’s capital, all prepared according to generally accepted accounting principles consistently applied;

(3) A report showing separately as to each Member the following balances: (1) Contribution Account, and (2) Investment Return Account;

(4) A copy of the then current bank statement for each of the Company’s accounts together with a reconciliation thereof to the Company’s books;

(5) A report summarizing interest expense of the Company;

(6) A report showing Warranty and Defect Expenses to date;

(7) Monthly trial balance and aged payables report; and

(8) Any other information with respect to the Project reasonably requested by the Investor.

B. Within one (1) business day of the closing of the sale of each Unit, Developer shall deliver to Investor a closing statement relating to the sale of such Unit in form and substance reasonably acceptable to the Investor. Notwithstanding that Investor may have received all distributions which it is entitled to receive pursuant to Section 3.2, Developer shall continue to deliver to Investor the closing statements pursuant to this Section.

C. Within three (3) days of the end of each calendar week, Managing Member shall deliver to Investor a sales and inventory report showing for the previous week construction starts, standing inventory, sales opened, sales closed, sales cancelled, sales prices, the cost of all discounts, upgrades and other sales incentives or concessions, reservations, releases, contingent status, estimated and actual closing dates, referral/broker cooperation fees and unit start dates. The last weekly report for each calendar month shall include a monthly summary of such items.

D. Within twenty (20) days after the end of each fiscal quarter, the Managing Member shall deliver to the Investor the following reports for the quarter then ended all in form satisfactory to Investor:

(1) A statement of the financial position of the Company, including assets, liabilities and equity;

(2) A current, updated statement of cash flows and Project Budget;

(3) A statement of operations and statement of cash flows since the inception of the Company;

(4) A report showing separately as to each Member the following balances: (i) Contribution Account and (ii) Investment Return Account; and

(5) A statement of interest expense of the Company.

E. Promptly upon Developer learning of any of the following (and in no event more than thirty (30) business days after Developer learns of the same) Developer shall notify Investor in writing with respect to the following if the same (individually or in the aggregate) can reasonably be expected to have a material adverse impact on the business, assets or financial condition of the Company:

(1) The imposition or issuance of any judgment or any governmental decree, order, rule or regulation or other legal restriction;

(2) A violation by the Company of any agreement, instrument or judgment to which it may be subject or by which the Company or the Project is bound or any governmental decree, order, statute, license, rule or regulation (including those with respect to Hazardous Materials);

(3) The failure of the Company to pay by the due date any federal, state or local taxes or assessments which are the obligation of the Company;

(4) Any pending eminent domain proceedings (or written threats thereof from the condemning authority) or any damage from fire, flood or other casualty;

(5) If the Project, the Property or any operations or improvements thereon has been damaged, impacted or otherwise affected by or subject to the growth or existence of surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description, in such condition, location or quantity as would, individually or in the aggregate, have any material adverse effect on (i) human health or the environment; (ii) the value or condition of the Project or the Property; or (iii) the business or financial condition as a whole of the Company;

(6) The rescission of any governmental permit, consent or other authorization necessary to implement the Annual Plan, or the unilateral amendment of the same by the applicable governmental entity or agency;

(7) The violation of any covenants, conditions or restrictions recorded against the Property; or

(8) Any damage to or defect in the design or construction of the homes or other improvements on the Property.

F. Promptly upon Developer learning of any of the following (and in no event more than thirty (30) days after Developer learns of the same), Developer shall notify Investor in writing:

(1) the violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters or any other state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”), which would have a material adverse effect on the environment or the business assets or financial condition of the Company;

(2) any Release (as defined below) of Hazardous Materials on the Property which is not in the ordinary course of the business of the Project or which is not in accordance with all Environmental Laws;

(3) any portion of the Property is used as a landfill other than in accordance with all applicable Laws;

(4) any portion of the Property is used for an underground tank or other receptacle for Hazardous Materials;

(5) there is a Release or threat of a Release on, upon, into or from the Property, or on, upon, into or from adjacent or nearby real property, which Release or threat of Release can reasonably be expected (by reason of soil or ground water contamination or otherwise) to have a material adverse effect on the value of the Property or any such adjacent or nearby real property (as applicable)

or the environment in general, is not in accordance with Environmental Laws, or is not in the ordinary course of business.

(6) As used in this Agreement: “Release” shall mean the use, generation, handling, processing, storing, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of Hazardous Materials.

G. Managing Member shall deliver to Investor copies of all notices sent or received under or with respect to the Purchase Agreement, the Subdivision Improvement Agreement and the Park Development Agreement.

Section 6.3 Company Year End Reports. Within sixty (60) days after the end of each Fiscal Year and/or final reporting period of the Company, the Managing Member shall cause CPA to prepare at the expense of the Company draft audited financial statements of the Company prepared in accordance with generally accepted accounting principles. Such statements shall be submitted to the Members and shall be subject to the review and approval of the Developer and the Investor. Managing Member agrees that Investor shall be entitled to submit such statements to the Investor Accountant for its review and approval. The costs of such review by Investor Accountant, and the costs of any revisions or supplements to such statements or additional reviews or audits made by CPA as required by the Investor Accountant, shall be Company expenses. The Managing Member shall cause CPA to comply with the requests and requirements of the Investor Accountant. The Managing Member shall cause CPA to prepare the final audited financial statements of the Company within seventy-five (75) days after the end of each Fiscal Year. The audited financial statements shall include a balance sheet, an income statement, statements of cash flow, statement of member’s capital and such other statements and reports as the Investor may reasonably request, in form satisfactory to the Investor and the Investor Accountant.

Section 6.4 Developer Reports.

A. Developer shall (not later than thirty (30) days after the end of each of Developer’s second and fourth fiscal quarters) provide to the Investor a certificate duly executed by an officer of Developer certifying that the following matters are true and correct, or specifying in reasonable detail the extent to which such matters are not true and correct:

(1) With respect to Developer or any of its Affiliates, there is no litigation or proceedings, and there are no pending foreclosure proceedings as to any property, which, in either case, will have or is likely to have a material adverse impact on the ability of Developer to carry out its material obligations under this Agreement.

(2) Neither the Developer nor any Developer Reporting Affiliate is currently in (or has received a notice of) default of any material loan or material contract to which Developer or any such Developer Reporting Affiliate is a party.

For purposes of the preceding sentence, the term “default” shall mean that a default has occurred and any applicable cure period provided under the loan or contract has expired.

(3) There is not currently pending any foreclosure proceeding with respect to property owned by Developer or any Developer Reporting Affiliate.

(4) The amount of unrestricted and unpledged cash and cash equivalents currently held by Developer equals or exceeds Ten Million Dollars ($10,000,000).

(5) The current net worth of Developer, as computed in accordance with generally accepted accounting principles consistently applied, equals or exceeds Ninety Million Dollars ($90,000,000).

As used herein, “Developer Reporting Affiliates” shall mean Developer and William Lyon Homes, a Delaware corporation. If Developer does not certify the correctness of the matters set forth in this Section 6.4A as to any of its fiscal quarters, an Event of Default shall exist upon the expiration of the applicable cure period set forth in Section 8.1C below.

B. Within five (5) business days of the delivery thereof to the Securities Exchange Commission, Developer shall provide Investor each Form 10Q and Form 10K for Developer and/or the Developer Reporting Affiliates. If Developer and/or the Developer Reporting Affiliates cease to be a public reporting company under applicable federal securities laws, (a) within forty-five (45) days of the end of the applicable quarter, Developer shall provide to the Investor the financial statements for Developer and the Developer Reporting Affiliates, certified as true and correct by the Developer or the Developer Reporting Affiliate, as applicable, and (b) within seventy-five (75) days of the end of the fourth fiscal quarter, Developer shall provide Investor with an audited statement prepared according to generally accepted accounting principles consistently applied and which shall be certified as true and correct by Developer or the Developer Reporting Affiliate, as applicable.

Section 6.5 Appraisals. At the request of the Investor, the Managing Member shall cause the Property to be appraised at the expense of the Company by an appraiser meeting the Investor’s then-applicable standards. Such appraisal shall be completed within thirty (30) days of such request by the Investor. The Investor shall have the right to make such request once every twelve (12) months, or more often if necessary or appropriate to satisfy the regulatory requirements of the Investor or any of its partners.

Section 6.6 Other Reports.

A. If requested by Investor, the Managing Member shall also cause to be prepared and delivered in a timely manner any and all reports, statements, books, records, and budgets required to be prepared or delivered by or pursuant to any loan documents, any other agreements to which the Company is a party or bound, any Law, or any governmental or quasi-governmental body or agency. Such documents shall be delivered to Investor concurrently with their delivery to the applicable third parties and shall be subject to the review and approval of the Investor.

B. Investor may at its option and as a Project expense obtain endorsements to the owner’s policy of title insurance with respect to the Property (the “Title Policy”) or other title date downs for mechanics’ liens and other matters as Investor determines in its sole and absolute discretion.

Section 6.7 Tax Returns. Within sixty (60) days after the end of each Fiscal Year or the final fiscal quarter of the Term, the Managing Member shall cause CPA to prepare and submit to the Developer and the Investor for their review and approval drafts of the Company’s federal, state and local tax returns, including the correlative Schedule K-1’s. Developer agrees that Investor shall be entitled to submit such tax returns to the Investor Accountant for its review and approval. The costs of such review by Investor Accountant, and the costs of any revisions or supplements to such tax returns made by CPA as required by Investor Accountant, shall be Company expenses. The Managing Member shall cause CPA to prepare final federal, state and local tax returns for the Company within seventy-five (75) days after the end of each Fiscal Year. Developer shall not file any such tax return until it has received the approval of the Investor.

Section 6.8 Books, Records and Reports Generally. Notwithstanding that Investor may have received all distributions which it is entitled to receive pursuant to Section 3.2, Developer shall continue to comply with this Article 6 and provide to Investor all information as required by this Article 6.

Section 6.9 Seller Reports. Developer shall deliver to Investor all reports, statements and the like to be delivered to Seller pursuant to the Original Purchase Agreement, including without limitation with respect to the Profit Payments for Investor’s review and approval, in Investor’s reasonable discretion. Developer shall make such deliveries at least five (5) business days before any such report, statement or the like is due to Seller and shall not provide any such item to Seller until Investor has reviewed and approved such item pursuant to the requirements of this Section.

ARTICLE 7 TRANSFER AND CERTAIN OTHER RESTRICTIONS.

Section 7.1 Transfers and Hypothecations of Developer’s Membership Interest. Developer shall not have the right or power to sell, mortgage, hypothecate or assign its Membership Interest, or any portion thereof, nor shall it have the right to substitute another person or party in its place or stead without the written consent of the Investor, which consent may be granted or withheld in the Investor’s sole and absolute discretion. Any purported transfer in violation of the terms hereof shall be null and void.

Section 7.2 No Changes in Ownership of Developer. Except as provided in this Section 7.2, Developer shall not cause or permit its stock to be acquired directly or indirectly by operation of law or otherwise by any other individual or entity without the Investor’s prior written consent. The consent of Investor pursuant to this Section 7.2 may be granted or withheld in the sole and absolute discretion of the Investor. William Lyon shall have the right to sell, transfer or assign his stock in William Lyon Homes, a Delaware corporation, without Investor’s consent, under the following conditions: (A) so long as William Lyon does not lose his ability to effectively control the management decisions of William Lyon Homes, a Delaware corporation; (B) to an inter vivos trust as to which William Lyon is the sole trustee or as to which William Lyon and/or the members of his immediate family are the sole beneficiaries; or (C) to the estate, heirs or devisees of William Lyon on the death of William Lyon. In addition, stock of William Lyons Homes, a Delaware corporation, not currently held by William Lyon, may be sold, transferred or assigned without the Investor’s consent, so long as no individual or group of related individuals (within the meaning of Section 13(d) of the Securities Act) controls twenty- five percent (25%) or more of the outstanding voting stock of said corporation.

Section 7.3 Transfers and Hypothecations of the Investor’s Membership Interest.

A. The Investor shall not have the right or power to sell, mortgage, hypothecate or assign its Membership Interest, or any portion thereof, nor (subject to Section 9.3) shall it have the right to substitute another person or party in its place or stead without the written consent of Developer, which consent may be granted or withheld by Developer in its sole and absolute discretion. Notwithstanding the foregoing, the consent of Developer shall not be required for (1) the transfer of the Membership Interest of Investor to any Affiliate of any of the following: (i) Investor, (ii) the general partner or managing member of Investor, or (iii) the System, or (2) the transfer of any of the ownership interests in Investor between the existing holders of such ownership interests, or (3) any transfer by Investor made when an Event of Default by Developer has occurred and is existing, (4) a transfer by Investor if any of the conditions or events set forth in Section 9.2 exist, or (5) a pledge by Investor of Investor’s Membership Interest to serve as collateral to secure any line of credit that may be provided to Investor and/or its Affiliates, or (6) the exercise of the lender’s rights or remedies under such line of credit provided that any transfer of the Membership Interest of Investor by reason thereof shall comply with Section 7.3B.

B. A Substitute Investor shall, without the necessity of obtaining Developer’s consent or approval, become a substitute Member in the Company holding the Membership Interest of Investor and shall succeed to all of the rights and privileges of Investor under this Agreement. As used herein, “Substitute Investor” shall mean any of the following: (1) any Lender Entity (as defined below) that is the successful bidder at a foreclosure sale of the Membership Interest of Investor pursuant to a pledge as referenced in Section 7.3A(5) above; (2) any Qualified Transferee (as such term is defined below) which is the successful bidder at such foreclosure sale; and (3) any Lender Entity that takes an assignment of the Membership Interest of Investor in lieu of foreclosure; and (4) if a Lender Entity is the successful bidder at such foreclosure sale, or takes an assignment of the Membership Interest of Investor in lieu of foreclosure, the transferee of such Lender Entity, if such transferee is a Qualified Transferee. Except as expressly set forth in Section 7.3B(4), any subsequent transfer of the Membership Interest by a Substitute Investor must satisfy the other requirements of this Section 7.3.

C. As used herein, a “Lender Entity” shall mean a lender to Investor or any agent acting on behalf of a group of lenders to Investor (or an Affiliate or nominee of such lenders or agent).

D. As used herein, a “Qualified Transferee” shall mean any of the following, acting on its own or in a fiduciary capacity: (1) a person or entity, other than an investment fund, that (together with its Affiliates) has an aggregate combined net worth of at least $100,000,000; or (2) an investment fund (together with its Affiliates that are also funds) that has capital commitments of at least $150,000,000. Notwithstanding the foregoing, a Qualified Transferee cannot be a homebuilder in the state in which the Project is located or an Affiliate of such homebuilder. For the purpose of the preceding sentence only, an “Affiliate” of a homebuilder shall not include any entity simply because such entity provided capital to such homebuilder or any entity that is not itself a homebuilder, but that is a partner, member or shareholder of an entity that is a homebuilder and whose primary purpose is to provide capital to such homebuilder.”

Section 7.4 No Membership Interest Certificates. The Company shall not issue certificates evidencing any Member’s Membership Interest. Each Member’s Membership Interest shall be a general intangible (and shall not be considered to be a security) for purposes of Articles 8 and 9 of the Delaware version of the Uniform Commercial Code, or any comparable provision of any other applicable state law. This Section 7.4 may not be amended, modified or deleted without the express written consent of all Members and any lender that has a security interest in all or any portion of any Member’s Membership Interest.”

ARTICLE 8 DEFAULT, REMEDIES AND PUT/CALL.

Section 8.1 Events of Default. The occurrence of any of the following events by or with respect to a Member (the “Defaulting Member”; and the other Member shall be referred to herein as a “Non-Defaulting Member”) shall constitute a “Potential Default” hereunder and if not cured within the applicable notice and cure period provided below, if any, with respect to such default shall constitute an “Event of Default” hereunder:

A. The (1) failure to make an Additional Contribution consented to by the Members pursuant to Section 2.2D within the time period set forth in such consent, or (2) failure to make any other Additional Contribution as required by Section 2.2B or Section 2.2C, or (3) failure by Developer to cause any Cost Overrun to be funded as required by Section 2.7, including without limitation those set forth in Section 2.1A(3), or (4) occurrence of any of the transfers or hypothecations prohibited in Article 7, or (5) the participation of Developer or any of its Affiliates in nearby projects as prohibited by Section 4.12A.

B. Other than as set forth in Section 8.1A, the failure of a Member to make any contribution, advance or other payment as required pursuant to this Agreement, the Original Purchase Agreement, the Subdivision Improvement Agreement, the Park Development Agreement, or any Ancillary Agreement that is not cured within five (5) business days (or any other applicable cure period specified herein or therein) of written notice to the Defaulting Member. For purposes of this Agreement, the term “Ancillary Agreement” means any agreement, instrument, guaranty, document or covenant made or entered into under, pursuant to, or in connection or concurrently with this Agreement or the Original Purchase Agreement and the Acknowledgement of General Contractor set forth immediately following the signatures of the Members in this Agreement and any amendment or amendments made at any time or times heretofore or hereafter to any of the same. For the purpose of this Section 8.1B, a default by any Affiliate of a Member under the Original Purchase Agreement, the Subdivision Improvement Agreement, the Park Development Agreement, or any Ancillary Agreement shall be deemed to be a default by such Member.

C. The failure of a Member to perform any of its other obligations under this Agreement, the Original Purchase Agreement, the Subdivision Improvement Agreement, the Park Development Agreement, or any Ancillary Agreement or the breach by a Member of any of the terms, conditions, representations, warranties or covenants of this Agreement, the Original Purchase Agreement, the Subdivision Improvement Agreement, the Park Development Agreement, or any Ancillary Agreement (including without limitation the failure to obtain required consent for a Major Decision) and a continuation of such failure or breach for more than ten (10) days after notice by a Non-Defaulting Member to the Defaulting Member that such Member has failed to perform any of its obligations under, or has breached, this Agreement, the Original Purchase Agreement, the Subdivision Improvement Agreement, the Park Development Agreement, or any Ancillary Agreement; provided that if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such ten (10) day period, such period shall be extended for up to an additional thirty (30) days so long as the Defaulting Member in good faith commences all reasonable curative efforts within five (5) days of its receipt of such notice from the Non-Defaulting Member and diligently and expeditiously continues its curative efforts to completion. For the purpose of this Section 8.1C, a default by any Affiliate of a Member under the Original Purchase Agreement, the Subdivision Improvement Agreement, the Park Development Agreement or any Ancillary Agreement shall be deemed to be a default by such Member.

D. As to the Developer: a case or proceeding shall be commenced by the Developer seeking relief under the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; an adjudication that the Developer is insolvent or bankrupt; the entry of an order for relief under the federal Bankruptcy Code with respect to the Developer; the filing of any such petition or the commencement of any such case or proceeding against the Developer, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; the filing of an answer by the Developer admitting the allegations of any such petition; the appointment of a trustee, receiver or custodian for all or substantially all of the assets of the Developer unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of the Developer; the insolvency of the Developer or the execution by the Developer of a general assignment for the benefit of creditors; the convening by the Developer of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; the failure of the Developer to pay its debts as they mature, or the failure generally of the Developer to pay its debts as they become due; the Developer’s failure to prevent the levy, attachment or execution or other seizure of the Property or any portion thereof where the same is not discharged within thirty (30) days thereafter; the levy, attachment, execution or other seizure of all or substantially all of the assets or the Membership.

Interest of the Developer where such seizure is not discharged within thirty (30) days thereafter; the inability of Developer to pay its debts as they mature or if Developer is generally not paying its debts as they become due; or the occurrence of any of the events described in this Section 8.1D with respect to a direct or indirect parent, general partner or member of the Developer or with respect to any Guarantor or with respect to the General Contractor if the General Contractor is an Affiliate of Developer.

Section 8.2 Remedies. Upon the occurrence of any Event of Default, any Non-Defaulting Member may elect to do one or more of the following:

A. Contribute or advance money to the Company as provided in Section 8.3 hereof;

B. Sell the Property and terminate and dissolve the Company as provided in Article 10 hereof;

C. Enforce any covenant by the Defaulting Member to advance money or to take or forbear from any other action hereunder; and/or

D. Subject to the provisions of Section 12.17 hereof, pursue any other remedy permitted by this Agreement or at law or in equity.

Section 8.3 Deficit Contributions, Overrun Contributions and Default Loans.

A. Upon the occurrence of an Event of Default described in Sections 8.1A(1) through (3) above, the Non-Defaulting Member may, in its sole discretion, without limitation on its other rights and remedies under this Agreement, elect to exercise any of the options set forth in Sections 8.3B or 8.3C below.

B. The options available to the Non-Defaulting Member shall include the ability to elect to either (1) withdraw its capital contributions made pursuant to any such consent of the Members pursuant to Section 2.2D, (2) make a contribution (“Deficit Contribution”) to the Company in an amount equal to the Defaulting Member’s share of any required Additional Contribution, or (3) as to the Investor, make a contribution (“Overrun Contribution”) to the Company to enable the Company to pay a Cost Overrun which Developer failed to cause to be funded as required by Section 2.7. The making of any such contribution shall not be deemed to cure the default of the Member failing to make such Additional Contribution or to cause the payment of any Cost Overrun. Each Deficit Contribution and/or Overrun Contribution shall be considered to be an Additional Contribution.

C. In addition to the options set forth in Section 8.3B, the Non-Defaulting Member may elect to advance as a loan to the Company an amount equal to but in lieu of what would have been the amount of any applicable potential Deficit Contribution or Overrun Contribution (such loan being referred to herein as a “Default Loan”). A Default Loan shall be the obligation of the Company, shall bear interest payable monthly, at the greater of: (i) the Base Rate plus seven percent (7%) per annum, (ii) LIBOR plus ten percent (10%) or (iii) thirteen percent (13%) per annum (unless the maximum interest then permitted by applicable Laws is less than such greater amount, in which case the maximum interest then permitted under applicable Laws), shall be repaid from the Net Proceeds Account before any distributions of cash to the Members pursuant to Sections 3.2 or 3.5 and shall be due in full on the first anniversary of its making.

Section 8.4 Dilution.

A. If a Non-Defaulting Member makes a Deficit Contribution or an Overrun Contribution, in addition to all of the other rights and remedies of the Non-Defaulting Member hereunder in connection therewith, the percentage interests of the Defaulting Member and of the Non-Defaulting Member in the distributions of Company cash and the allocations of Net Income pursuant to Sections 3.2 and 3.3, respectively, shall be recomputed as follows: divide (1) the amount of the Additional Contribution or payment of Cost Overrun which should have been made by the Defaulting Member and which was made by the Non-Defaulting Member, by (2) the total of the Initial Contributions and all Additional Contributions made to the Company by the Members to the applicable date including the applicable Deficit Contribution or Overrun Contribution made by the Non- Defaulting Member, and multiply the quotient thereof by one hundred fifty percent (150%). The percentage interests under Sections 3.2E and F and Section 3.3 of the Defaulting Member and of the Non-Defaulting Member will be decreased and increased, respectively, by subtracting or adding, as applicable, the resulting number (expressed as a percentage) to such percentage interests of such Members.

B. By way of illustrating the application of the formula set forth in Section 8.4A (but without limiting the same) assume the following facts: (1) Investor has made capital contributions of $1,000,000; (2) Developer has made capital contributions of $100,000; (3) each of the percentages set forth in Sections 3.2E and F and 3.3 are 50% for each Member; and (4) Investor has made an Overrun Contribution of $100,000 because Developer has failed to fund a Cost Overrun. Under the foregoing scenario, Section 8.4 would be applied as follows:

$100,000 Overrun Contribution paid by Investor = $1,200,000 combined capital plus Overrun Contribution 8.33% x 150% = 12.49%	8.33%

Decrease Developer’s percentage 50% - 12.49% = under Sections 3.2E and F and Section 3.3	37.51%

Increase Investor’s percentage 50% + 16.67% = under Sections 3.2E and F and Section 3.3	62.49%

100.00%

Section 8.5 Default Investment Return. Upon the occurrence and during the continuation of an Event of Default, the Investment Return of the Non-Defaulting Member shall be automatically computed on a daily basis beginning with the occurrence of the applicable Event of Default at the greater of: (i) the Base Rate plus seven percent (7%) per annum, (ii)

LIBOR plus ten percent (10%) or (iii) thirteen percent (13%) per annum (unless the maximum interest then permitted by applicable Laws is less than such greater amount, in which case the maximum interest then permitted under applicable Laws), until the applicable Event of Default is cured.

Section 8.6 Put/Call.

A. Upon the earlier of the occurrence of an Event of Default or the date that is fifteen (15) months from the Closing Date, at any time during the Term, either Member (the “Initiating Member”) may give written notice (the “Offering Notice”) to the other (the “Responding Member”) of its intent to rely on this Section 8.6 and to purchase all, but not less than all, of the Responding Member’s Membership Interest. The Initiating Member shall specify in its Offering Notice the all cash purchase price (“Purchase Price”) at which the Initiating Member would be willing to purchase all of the assets of the Company as of the date the Offering Notice is given (“Date of Value”) and the amount (“Liquidating Distribution Amount”) that each Member would have been entitled to receive or required to pay hereunder (taking into account the operation of Section 3.5) if the Company had sold the Company assets to a third party for the Purchase Price on the Date of Value and liquidated the Company. The Purchase Price set forth in any Offering Notice shall represent the Initiating Member’s good faith valuation of the fair market value of the assets of the Company as of the Date of Value and shall be adjusted prior to the Put/Call Closing (as defined below) to account for any Units or other assets sold or otherwise disposed of during the period between the initial calculation of the Purchase Price for the Offering Notice and the Put/Call Closing and any reduction of debt resulting from such sales.

B. Upon receipt of the Offering Notice, the Responding Member shall then be obligated either:

(1) To sell to the Initiating Member its Membership Interest at a price equal to the amount the Responding Member would have been entitled to receive or required to pay hereunder (taking into account the operation of Section 3.5) if the Company had sold the Company assets to a third party for the Purchase Price on the Date of Value and liquidated the Company;

(2) To purchase the Membership Interest of the Initiating Member at a price equal to the amount the Initiating Member would have been entitled to receive hereunder (taking into account the operation of Section 3.5) if the Company had sold the Company assets for the Purchase Price to a third party on the Date of Value and liquidated the Company; or

(3) To identify a third party (the “Third Party Purchaser”) to purchase the Membership Interest under the conditions specified in Section 8.6B(2) and to close such purchase.

C. The Responding Member shall notify the Initiating Member of its election under Section 8.6B within ten (10) days of the Date of Value. Failure to give notice within the required time period shall be deemed an election to sell. For purposes of this Section 8.6 the term “Purchasing Member” shall mean the Member who is obligated to purchase the other Member’s Membership Interest pursuant to this Section 8.6 (whether such Member is the Initiating Member or the Responding Member) and the term “Selling Member” shall mean the Member who is obligated to sell its Membership Interest to the Purchasing Member.

D. The Members shall meet and exchange documents and pay any amounts due, and otherwise do all things necessary to conclude the transaction set forth herein at the closing of such purchase (the “Put/Call Closing”). The Put/Call Closing shall occur at the office of Investor’s legal counsel at 1:00 p.m., on the first Wednesday after the thirtieth (30th) day after the Date of Value in the case of a purchase under Section 8.6B(1) or Section 8.6B(2) and on the first (1st) Wednesday on the one hundred fifth (105th) day after the Date of Value in the case of a purchase under Section 8.6B(3) unless that day is a national or state holiday and, in that event, on the next business day. At the Put/Call Closing, the Selling Member shall deliver to the Purchasing Member or a Third Party Purchaser, as applicable, a duly executed assignment of its Membership Interest, cash for the full amount, if any, which the Selling Member is required to pay hereunder, and shall also, upon the request of the Purchasing Member or a Third Party Purchaser, as applicable, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other documents and Company records as the Purchasing Member or a Third Party Purchaser, as applicable, determines are necessary or desirable to conclude the Put/Call Closing and to transfer ownership, title and control of the Company assets (including but not limited to execution, in recordable form, of an amended certificate of formation and/or cancellation of certificate of formation), and to otherwise allow the Purchasing Member or a Third Party Purchaser, as applicable, to complete the Project or otherwise develop, use, sell, rent or dispose of the Property. The Purchasing Member or a Third Party Purchaser, as applicable, shall deliver to the Selling Member cash for the full amount of the consideration, if any, for such Membership Interest, and shall deliver any other documents necessary from the Purchasing Member or a Third Party Purchaser, as applicable, to conclude the Put/Call Closing. The Selling Member shall transfer its Membership Interest free of all liens or encumbrances. Further, on the Put/Call Closing, the Selling Member and/or its Affiliates shall be released from its liability under any third party loans to the Company and any guarantees made in connection therewith. If a Company creditor refuses to so release the Selling Member and/or its Affiliates, the Purchasing Member or a Third Party Purchaser, as applicable, shall indemnify the Selling Member and/or its Affiliates from liability under such loans and guarantees (provided that in no event will Developer be released from any environmental or other continuing indemnity in favor of any lender to the Company).

E. If the Purchasing Member or a Third Party Purchaser, as applicable, fails to close as aforesaid, the same shall be deemed an Event of Default hereunder by the Purchasing Member within the meaning of Section 8.1B. In addition to any other remedies available under this Agreement by reason thereof, the Selling Member shall have the right, exercisable by written notice to the Purchasing Member given within thirty (30) days of the date set for the Put/Call Closing, to purchase under this Section 8.6 the Membership Interest of the Purchasing Member. If the Selling Member exercises such option, the Purchase Price used for the purposes of this Section 8.6 shall be ninety percent (90%) of the Purchase Price then established by the Offering Notice previously given or pursuant to this Section 8.6, whichever is applicable.

Section 8.7 Intentionally Omitted.

Section 8.8 Cumulative Remedies. No remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but rather each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute, including without limitation the right to petition a court to have a receiver appointed to manage the Project.

Section 8.9 Litigation Without Termination. Subject to the alternative dispute resolution mechanisms, if any, set forth in this Agreement, any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of breach of such party of this Agreement or any Ancillary Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be members in the Company, and without dissolving the Company.

Section 8.10 No Waiver. No waiver by a Member or the Company of any breach of or default under this Agreement shall be deemed to be a waiver of any other breach or default of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach or default shall be deemed to be a waiver of any breach or default of this Agreement, whether or not such Member or the Company knows of such breach or default at the time it accepts such payment or performance. No failure or delay on the part of a Member or the Company to exercise any right it may have shall prevent the exercise thereof by such Member or the Company at any time such other Member may continue to be so in default, and no such failure or delay shall operate as a waiver of any default.

ARTICLE 9 CHANGE OF MANAGEMENT CONTROL.

Section 9.1 Agreement of Members. The Members have discussed that (A) the Initial Proforma represents the expectations of the Members with respect to the performance of the Project as of the date hereof; (B) Investor’s decision to fund the equity capital required to develop the Project was made, in large part, based on Investor’s expectations that under Developer’s management the Project will achieve at least the performance set forth in the Initial Proforma; and (C) if the actual performance of the Project under Developer’s management varies from the Initial Proforma beyond a certain degree it will be fair and reasonable (regardless of the reason for such variance) for Investor to take over management of the Project or appoint another manager in Developer’s stead in order to protect Investor’s equity investment in the Project. The purpose of this Article 9 is to set forth the terms which will govern such change in management control.

Section 9.2 Events Triggering Change of Control. Investor may exercise its rights under this Article 9 upon the occurrence of any of the following events:

A. All discretionary governmental approvals, permits or entitlements required for the construction of the Project as contemplated by the Annual Plan have not been issued in non-appealable form to the Company.

B. Grading permits required for the construction of the Project as contemplated by the Annual Plan have not been issued to the Company by August 31, 2004.

C. Building permits for the first phase of construction (models) have not been issued by March 31, 2005.

D. The sale of each Unit as required by this Agreement has not closed on or before December 31, 2007.

E. If the total hard and soft costs for the Project (other than Investment Return) for any reason exceed or are reasonably projected by the Investor to exceed the total hard and soft costs for the Project (with the same adjustments) set forth in the Initial Proforma by One Million Dollars ($1,000,000) or more. Without limiting the generality of the foregoing, it shall be reasonable for Investor to make such projection by utilizing actual unit costs incurred for the Project to the applicable date of determination and inputting such unit costs into any computer program used by Investor to underwrite the Project, to prepare the Initial Proforma and/or to track the performance of the Project; or

F. If starting in March, 2006, the aggregate number of sales of Units in the Project which have actually closed in any rolling consecutive six (6) month period falls behind the Initial Proforma absorption schedule for the applicable period by eighteen (18) Units or more; or

G. If by August 31, 2005, the model complex for the Project is not completed and open for business.

H. If the sale of at least fifteen (15) Units has not closed by March 31, 2006; or

I. Any Event of Default by Developer which involves fraud, misappropriation of funds, intentional misconduct or material misrepresentation; or

J. Any monetary Events of Default by Developer which alone or in the aggregate equal or exceed Five Hundred Thousand Dollars ($500,000) (whether or not any such Event of Default is cured by Investor); or

K. Any Event of Default under Section 8.1D; or

L. Any breach by Developer of its obligations under Section 7.1 or 7.2 above; or

M. If any party exercises any of its remedies against the Company, the Property and/or the Project under the Original Purchase Agreement, the Subdivision

Improvement Agreement, or the Park Development Agreement unless (i) the action or decision by the Company that resulted in said exercise of remedies was expressly consented to in writing by Investor, to the extent that such consent is necessary hereunder; (ii) Developer is diligently and continuously contesting said exercise of remedies in good faith for a period not to exceed ninety (90) days, and (iii) Seller or any other applicable party has stayed said exercise of remedies during such time.

Section 9.3 Change of Control.

A. Upon the happening of any of the events set forth in Section 9.2, the Investor may elect, by giving written notice to the Developer, (1) to assume the role of Managing Member of the Company, or (2) to designate any entity or individual (which may be an Affiliate of the Investor) to assume the role of Managing Member of the Company. The Investor or any entity or individual which assumes the role of Managing Member pursuant to this Section 9.3 shall be referred to herein as the “Substitute Managing Member.” Except for those provisions of this Agreement expressly for the benefit of any lenders to Investor, including without limitation Section 3.1, Article 7 and this Section 9.3, the Substitute Managing Member shall have the authority to take exclusive charge and control of the Company free and clear of any and all restrictions imposed by this Agreement (including any and all restrictions set forth in Article 4 and any and all consent, voting or approval rights granted Developer). Without limiting the generality of the foregoing, the Substitute Managing Member shall have the right to amend the Annual Plan without the consent of Developer. The Investor shall have the right to amend this Agreement and/or the Company’s certificate of formation to reflect such change in management control and to record any such amended certificate. Each Member hereby consents to the admission of the Substitute Managing Member as a member of the Company and no further consent of any Member to such admission shall be required. In addition, the Investor may transfer all or any part of its Membership Interest to any entity or individual designated by the Investor to become Substitute Managing Member, and no approval or consent of any Member shall be required to effect such transfer.

B. Developer hereby grants to the Investor its irrevocable power of attorney, which power of attorney shall be deemed to be a power coupled with an interest which may not be revoked until the termination and winding up of the Company. Such power of attorney empowers Investor to take such acts and to execute such instruments as are necessary or appropriate to effectuate a prompt and smooth transition of the management of the Company from Developer to the Substitute Managing Member and the ongoing development of the Project, including without limitation in connection with the following: (1) the execution and filing (as applicable) of amendments to this Agreement and the certificate of formation of the Company as set forth in Section 9.3A above or Section 9.5E below; (2) the transfer of control of the bank accounts and contract rights of the Company as set forth in Section 9.5F below, including without limitation all operating accounts of the Company, deposits with public utilities or governmental authorities and any general construction contract between the Company and General Contractor and all contracts thereunder with subcontractors, materialmen and suppliers to the Project; (3) all ministerial or discretionary governmental permits or entitlements issued to the Company in connection with the Project, including without limitation subdivision maps, subdivision public reports, zoning approvals, use permits, variances, building permits, grading permits, environmental permits and the like, (4) any instrument or action required by any lender to the Company or the Project, (5) all easement or license rights of the Company, as well as the benefit of any covenants, conditions or restrictions running in favor of the Company or the Project, (6) terminate any contract between the Company, on the one hand, and the Developer or any of its Affiliates, on the other hand, and (7) exercise any other statutory, common law or contract right of the Company.

C. The costs of implementing a change of management control under this Article 9 (including without limitation the legal fees of Investor and any Substitute Managing Member) shall be borne by the Company.

Section 9.4 Additional Funding. The Substitute Managing Member shall have the right to contribute or lend funds to the Company if the Substitute Managing Member determines in its sole discretion that additional capital is required in excess of the maximum Additional Contributions set forth in Article 2. The Substitute Managing Member shall have the right in its sole discretion to designate any funds so advanced as either a loan to the Company or as capital contributed to the Company. If such funds are designated as a capital contribution, the same shall be deemed to be an Additional Contribution and shall be treated as such. If such funds are designated as a loan to the Company, such loan shall bear interest at the greater of: (i) the Base Rate plus seven percent (7%) per annum, or (ii) LIBOR plus ten percent (10%), or (iii) thirteen percent (13%) per annum (unless the maximum interest then permitted by applicable Laws is less than such greater amount, in which case the maximum interest then permitted under applicable Laws), shall be repaid before any distributions of cash to the Members pursuant to Sections 3.2 or 3.5 and shall be due in full on the first anniversary of its making.

Section 9.5 Certain Consequences of Change of Control. If the Investor or its designee becomes the Substitute Managing Member pursuant to this Article 9:

A. Notwithstanding any such change in management, Developer shall remain liable, as provided in this Agreement, for Cost Overruns incurred before such change in management. For the purpose of the foregoing, a Cost Overrun shall be deemed to have been incurred before such change in management control if the facts giving rise to such Cost Overrun were established before such change in control (e.g., labor, material or other contracts entered requiring payments in excess of the applicable amount provided in the Initial Proforma.

B. Notwithstanding any such change in management, Developer shall retain liability for Warranty and Defect Expenses (i) for all Units as to which construction has started (i.e., slabs have been poured or started to be poured and framing commenced) prior to such change in control and (ii) for all Project on or off-site improvements as to which construction has started (including without limitation any soils preparation or grading activity). Even though Developer retains such liability, the Warranty Unit fee for all Units which close after the change in control shall be paid to the Substitute Managing Member and the Substitute Managing Member (or its designees) shall perform all warranty or customer service work and correct all construction defects for all Units and other Project improvements from and after the change in control. Except to the extent arising out of the gross negligence or willful misconduct of the Substitute Managing Member, Developer shall reimburse the Company for the cost of such warranty, customer service and corrective work in excess of the Warranty Unit Fees for the Units and Project improvements as to which Developer has liability under the first sentence of this Section 9.5B.

C. Subject to the right of the Substitute Managing Member to loan or contribute funds to the Company pursuant to Section 9.4 above, any change of management control pursuant to this Article 9 shall not cause any change in the priority of distributions and allocations pursuant to Article 3 above.

D. Developer shall not by reason of any change in management control under this Article 9 be released from any liability which Developer may have to Investor or the Company by reason of the breach, if any, by Developer of its obligations under this Agreement prior to the change in management control, including without limitation any Event of Default or Potential Default. However, Investor shall hold Developer harmless from any loss, claim or damage, including reasonable attorneys fees, to the extent the same arises out of the gross negligence or willful misconduct of the Substitute Managing Member.

E. Effective upon the Investor’s exercise of its right to take over management of the Company pursuant to this Article 9, at the written request of either Investor or Developer, (1) the Membership Interest of Developer shall be automatically converted into an interest as a non-managing member in the Company having the same interest in Net Income, Net Losses and distributions of Company cash as it had held as the Developer and only those voting rights which non-managing members are required to have under the Act, and (2) an appropriate amendment to the Company’s Certificate of Formation and its filing as a foreign limited liability company in the applicable state shall be promptly executed and filed with the appropriate state authorities.

F. All bank accounts (other than the Net Proceeds Account), contracts, deposits, accounts or other evidences of any rights of the Company shall be transferred to the name or control of the Substitute Managing Member as the Substitute Managing Member shall direct and Developer shall promptly execute such instruments and take such actions as the Substitute Managing Member may request to effect such transfer; provided that the Substitute Managing Member may execute any and all such documents in the name of the Developer pursuant to the power of attorney referenced above.

G. Effective upon such change in management control, all unpaid Management Fees shall be paid to the Substitute Managing Member. In addition, all Distributions payable by the Company to Developer shall be reduced by any amount in excess of fees and distributions previously due to Developer with respect to the Project that the Company is reasonably required to pay to the Substitute Managing Member or any substitute general contractor to complete the development and sale of the Project in Developer’s stead.

H. The provisions of this Article 9 shall take precedence over any provision to the contrary set forth in this Agreement. The date of change of management control shall be the date Investor gives its notice under Section 9.3 above.

Section 9.6 Management Rights Personal To Developer.

A. The Members recognize that (1) Developer’s role as Managing Member of the Company and the performance of such role in accordance with this Agreement (including without limitations Articles 4 and 5 hereof) is personal in nature, (2) Investor is relying on the reputation of Developer and its personnel for quality construction and project management, market knowledge, marketing capabilities, reliability and integrity and (3) Investor is excused from accepting the performance in such regard of a party other than Developer. The Members agree that the provisions of this Agreement relating to Developer’s responsibility as Managing Member of the Project and Developer’s compensation for such activities (the “Management Provisions”) constitute a nonassignable contract under Section 365(c) of the Bankruptcy Code, or any amendment or successor thereto (the “Bankruptcy Code”). Any purported assignment in violation of this Section 9.6A shall be null and void.

B. Further, in the event Developer is a debtor under the Bankruptcy Code and this Agreement has not been terminated, the Members agree that (1) adequate protection of Investor’s interest in this Agreement requires that Developer timely comply with all of the terms of this Agreement and (2) the occurrence of a triggering event under Section 9.2 shall constitute a default of the Management Provisions that cannot be cured by Developer under Section 365(b) of the Bankruptcy Code and Investor shall be entitled to exercise its rights under Section 9.3 of this Agreement and, if required, the Developer consents to relief from the automatic stay of Section 362 of the Bankruptcy Code to permit such exercise.

ARTICLE 10 DISSOLUTION OF THE COMPANY.

Section 10.1 Events Giving Rise to Dissolution. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company, except that the happening of any one of the following events shall work an immediate dissolution of the Company:

A. The election of the Non-Defaulting Member as provided in Section 8.2B hereof;

B. The unanimous agreement in writing by the Members to dissolve the Company;

C. The expiration of the Term pursuant to Section 1.3 of this Agreement;

D. The election of Investor by reason of the failure of the Closing Date to occur by the date set forth in Section 1.8;

E. The occurrence of any event of bankruptcy with respect to a Member as set forth in Section 18-304 of the Act, unless within ninety (90) days after the withdrawal not less than a majority in interest of the remaining Members agree in writing to continue the business of the Company; or

F. Any other event which is deemed to cause a dissolution of the Company under the Act.

Section 10.2 Winding Up. Upon the dissolution of the Company as herein provided, the Company shall engage in no further business thereafter other than that necessary to wind up the business and distribute the assets. In the event of a dissolution of the Company, the Investor and the Managing Member shall jointly be the “Liquidating Member” hereunder and shall wind up the affairs of the Company and liquidate its assets; provided, however, if the dissolution is pursuant to Section 8.2B by reason of the default of Developer or pursuant to Section 10.1E by reason of the withdrawal of a Developer, then in either such case the Investor shall be the sole Liquidating Member. To the extent that the Investor and the Managing Member are jointly the Liquidating Member, all decisions shall be approved by both such Members. The Liquidating Member shall have the right and unlimited discretion to determine, in good faith, the time, manner and terms of any sale or sales of Property pursuant to such liquidation.

ARTICLE 11 INDEMNIFICATION.

Section 11.1 Breach. Each Member hereby agrees to indemnify, defend and hold harmless the other Member and the Company (and their respective direct and indirect agents, employees, representatives, officers, directors, shareholders, partners or members) from and against all claims, losses, damages, cost, expense, demands, liabilities, obligations, liens, encumbrances, rights of action or attorneys’ fees (“Claims”) which may arise as a result of any of the following on the part of such indemnifying Member, its agents, employees, or other representatives: a default under or breach of this Agreement, including without limitation a breach of any representation or warranty, or any act or omission that is outside the scope of this Agreement (except as provided in Section 11.2) or that constitutes gross negligence or willful misconduct on the part of the indemnifying Member. Such indemnity shall survive the termination or expiration of the Term, the sale of all of the Property and the transfer or sale of the Membership Interest of the indemnifying Member.

Section 11.2 Conduct of Company. No Member or its direct or indirect agents, employees, representatives, officers, directors, shareholders, partners or members shall be liable to the Company or to any other Member for any act performed, or omitted to be performed, by it in the conduct of its duties as a Member, if such act or omission is reasonably believed by such Member to be within the scope of the authority of such Member under this Agreement and is performed or omitted in good faith and without gross negligence or willful misconduct on the part of such Member. The Company shall defend, indemnify and save harmless each Member and its direct or indirect agents, employees, representatives, officers, directors, shareholders, partners or members from any Claim sustained by such Member by reason of any act performed, or omitted to be performed, in good faith and without gross negligence or willful misconduct in the conduct of its duties within the scope of its authority expressly conferred by this Agreement.

Such indemnity shall not be construed to limit or diminish the coverage of any Member under any insurance obtained by the Company.

Section 11.3 General Indemnity Provisions. Each indemnity provided for under this Agreement shall be subject to the following provisions:

A. The indemnity shall cover the costs and expenses of the indemnitee, including reasonable attorneys’ fees and court costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.

B. The indemnitee shall notify the indemnitor of any Claim against the indemnitee covered by the indemnity within forty-five (45) days after the indemnitee has notice of such Claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability with counsel reasonably acceptable to the indemnitee within thirty (30) days of the indemnitor’s receipt of notice of the existence of the applicable Claim (or such shorter period as is reasonably required under the then applicable circumstances in order to mitigate in material respect the exposure of the indemnitee with respect to the applicable Claim), then the indemnitee may settle such liability. In such event, the liability of the indemnitor hereunder shall be conclusively established by such settlement, which amount of such liability shall include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by the indemnitee in effecting such settlement.

C. Payment of a Claim shall not be a condition precedent to any indemnification provided in this Agreement.

ARTICLE 12 MISCELLANEOUS.

Section 12.1 Notices. Any notice which a party is required or may desire to give the other party shall be in writing and may be personally delivered or given by United States registered or certified mail, return receipt requested, addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Investor:	Resmark Equity Partners, LLC 10880 Wilshire Boulevard, Suite 1420 Los Angeles, California 90024 Attn: Robert N. Goodman Fax No.: (310) 474-8440 Phone No.: (310) 474-8400

with copies to:	O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, California 92660 Attention: Steven L. Edwards, Esq. Fax No.: (949) 823-6994 Phone No.: (949) 823-7903

To Developer:	William Lyon Homes, Inc. 4490 Von Karman Avenue Newport Beach, California 92660 Attn: Michael D. Grubbs & Richard S. Robinson Fax No.: (949) 252-2575 Phone No.: (949) 476-5475

with copies to:	William Lyon Homes, Inc. 2603 Camino Ramon, Suite 150 San Ramon, California 94583 Attn: Douglas F. Bauer Fax No.: (925) 543-6915 Phone No.: (925) 543-5500

Any notice so given by United States mail shall be deemed to have been given on the third day after the same is deposited in the United States mail as a registered or certified matter, return receipt requested, addressed as above provided, with postage thereon fully prepaid. Any notice not given by registered or certified mail as aforesaid shall be deemed to be given upon actual receipt of the same by the party to whom the same is to be given, provided that the refusal by such party to receive any such notice shall be deemed such party’s receipt of the same.

Section 12.2 Entire Agreement. This Agreement, together with the Exhibits hereto, and all Ancillary Agreements represent the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior agreements, writings or understandings between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, no amendment or modification to this Agreement shall be binding unless the same shall be in writing and signed by all Members.

Section 12.3 Arbitration; Choice of Forum; Governing Law.

A. Except as set forth in Section 12.3B below and except to the extent another dispute resolution procedure is set forth in this Agreement (for example, valuation determinations to be made by appraisers and distribution amount determinations to be made by accountants), any controversy, claim or dispute between the parties hereto arising out of or related to this Agreement or the rights of the parties hereunder shall be resolved pursuant to an arbitration proceeding (“Arbitration Proceeding”) on the terms set forth on Exhibit “G” attached hereto.

B. The provisions of Section 12.3A shall in no way limit the right of any Member to exercise self-help remedies or to obtain provisional, ancillary, or equitable remedies (including without limitation temporary restraining orders or preliminary or permanent injunctions) from a court of competent jurisdiction before, after, or during the pendency of any Arbitration Proceeding. The exercise of such remedy shall not waive the right of any Member to resort to arbitration. The Members each acknowledge and agree that to the extent any legal proceeding other than an Arbitration Proceeding is permitted by this Section 12.3B, the Superior Court of the State of California in and for the County of Orange or Sacramento, as such Court is selected by the Investor in its sole discretion, and the associated federal and appellate courts, shall have exclusive jurisdiction over such legal proceeding.

C. The laws of the State of Delaware, including, without limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the Members of the Company (including, without limitation, the Investor). Nevertheless, to the extent that reference need be made to the law of any state to enforce the decision made in any Arbitration Proceeding or any legal proceeding brought pursuant to Section 12.3B, or to apply or interpret the procedural rules applicable to any Arbitration Proceeding or any legal proceeding brought pursuant to Section 12.3B, the internal laws of the State of California (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose.

Section 12.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Any signature page of this Agreement may be detached from any counterpart of this Agreement and re-attached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

Section 12.5 Further Assurances. Each party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the other party in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement.

Section 12.6 Right to Specific Performance. The failure or refusal by a Member to comply with any or all of the provisions of this Agreement shall entitle the other Members to specific performance of the terms, covenants and conditions of this Agreement or any part hereof in addition to any and all other remedies available to such Members at law or in equity.

Section 12.7 Relationship of Parties. The relationships between the parties hereto shall be that of a limited liability company, for the sole and limited purpose of carrying on the business of the Company. Except insofar as otherwise provided for in this Agreement, nothing herein shall be deemed to create a limited liability company between the Members for the carrying on of business outside the scope of this Agreement, nor shall any Member have the ability to act as agent for any other Member.

Section 12.8 Approvals and Consents. Except as expressly provided herein to the contrary, all approvals and consents to be given hereunder shall be in writing and each Member agrees that it will not unreasonably delay or withhold any approval or consent requested of it pursuant to this Agreement.

Section 12.9 Deemed Approval or Disapproval. Whenever in this Agreement it is provided that a Member will be deemed to have approved or disapproved a matter or taken any other action if such Member fails to respond as to such matter within a specified period of time after written notice or demand from any other Member or Members, the Member receiving such notice or demand will, notwithstanding failure to respond thereto, not be deemed to have given its approval or disapproval or to have taken any other action unless such notice or demand (A) advises the receiving Member that it will be deemed to have acted if it does not respond within the specified time period, (B) specifies the action which will be deemed taken by virtue of the receiving Member’s lack of response, (C) specifies the time for a response by the receiving Member (which time shall be ten (10) days unless otherwise specified in the applicable Section of this Agreement) and (D) specifically refers to the applicable Section of this Agreement pursuant to which such non-response will be deemed to constitute an action on the part of the receiving Member.

Section 12.10 No Partition. No Member shall have the right to partition any property of the Company during the term of this Agreement nor shall any Member make application to any court or authority having jurisdiction in the matter or commence or prosecute any action or proceeding for partition and the sale thereof, and upon any breach of the provisions of this Section by any Member, the other Member, in addition to all rights and remedies at law and in equity it may have or claim, shall be entitled to a decree or other restraining order enjoining such application, action or proceedings.

Section 12.11 No Third Party Rights. This Agreement is for the sole benefit of Developer and the Investor and their respective permitted successors and assignees, and shall not confer, nor shall be construed as conferring, directly, indirectly, contingently, or otherwise, any rights or benefits on any person or party other than Developer and Investor and their permitted successors, and assignees, except (A) as expressly provided herein, (B) as expressly provided in the Act, and (C) for those provisions of this Agreement that expressly set forth the rights and obligations with respect to lenders to Investor, which provisions are for the benefit of such lenders. Without limiting the generality of the foregoing, as to any third party, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

Section 12.12 Survival. The indemnifications provided herein and any other provisions hereof which state that they expressly survive the termination hereof shall survive the termination or expiration of this Agreement.

Section 12.13 Usury. If any rate of interest or other charge payable under this Agreement shall at any time exceed the maximum amount chargeable by applicable Law, then the applicable rate of interest shall be the maximum rate permitted by applicable Law and the Members shall take such actions as are necessary or appropriate to cause such construction.

Section 12.14 Attorneys’ Fees; Waiver of Jury Trial

A. In the event of any litigation which is permitted by Section 12.3B between the Members to enforce any provision or right hereunder, the unsuccessful party to such litigation covenants and agrees to pay the successful party all costs and expenses reasonably incurred, including without limitation reasonable attorneys’ fees. For the purpose of this Agreement, the term “attorneys’ fees” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such term shall also include all such fees and expenses incurred with respect to appeals, arbitrations, reference out and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred.

B. Developer and Investor hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of Developer and Investor or any claim of injury or damage relating to any of the foregoing, or the enforcement of any remedy under any statute with respect thereto.

Section 12.15 Time of the Essence. Time is of the essence of this Agreement.

Section 12.16 Incorporation of Exhibits. All exhibits schedules and appendices attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in this Agreement.

Section 12.17 Exculpation.

A. Notwithstanding anything to the contrary contained herein, neither the Investor, nor any direct or indirect partner, shareholder, officer, director, trustee or employee in or of the Investor (collectively, the “Nonrecourse Parties”) shall be personally liable in any manner or to any extent under or in connection with this Agreement, and neither any Member nor the Company shall have any recourse to any assets of a Nonrecourse Party other than such party’s Membership Interest to satisfy any liability, judgment or claim that may be obtained or made against any such Nonrecourse Party under this Agreement or the Project. The limitation of liability provided in this Section 12.17 is in addition to, and not in limitation of, any limitation on liability applicable to a Nonrecourse Party provided by law or by this Agreement or any other contract, agreement or instrument.

B. Without limiting the generality of Section 12.17A, Developer acknowledges that the State of California Public Employees Retirement System (the “System”) is a limited partner in the Investor, a limited partnership which is a member of the Company. Notwithstanding any other term or provision of this Agreement, System’s liability hereunder is solely that of a limited partner in the Investor and no personal or direct liability shall at any time be asserted or enforceable against System, its board of directors, any member thereof, or any employee or agent of System on account of or arising out of any obligations arising out of or related to this Agreement. Developer agrees that it shall look solely to the assets of the Investor and its general partner for the enforcement of any claims against the Investor arising hereunder or related hereto, and waives any claim against System, irrespective of the compliance or noncompliance now or in the future with any requirements relating to the limitation of liability of a limited partner. Developer acknowledges that the Investor and its general partner are obligated to obtain this waiver from each party with whom Investor does business when the contract price exceeds One Hundred Thousand Dollars ($100,000), and that this and each such contractual relationship would not be created except with the inclusion of this provision.

Section 12.18 Member Estoppel Certificates. Upon the written request of a Member or any lender to such Member, the other Member shall, within fifteen (15) days of its receipt of such request, execute and deliver a written statement certifying: (A) that this Agreement is unmodified and in full force and effect (or, if modified, that this Agreement is in full force and effect as modified, and stating any and all modifications), (B) that such Member is not in default hereunder and, to its actual knowledge, the requesting Member is not in default hereunder, in each case except as specified in such statement, (C) that to its actual knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would ripen into a default hereunder, except as specified in such statement, and (D) as to the then current balances of its accounts provided for under Article 2. Such written statement may be relied upon by a Member’s prospective purchasers, investors or lenders.

Section 12.19 Construction. The Members have each been represented by counsel of their respective choice in connection with this Agreement, the terms of which have been fully and fairly negotiated. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party which drafted such language.

Section 12.20 Business Days. Any reference in this Agreement to “business days” shall mean all calendar days except Saturdays, Sundays and California and federal legal holidays. Any other reference to “days” shall mean calendar days. If the last day for the performance of any act or the giving of any notice permitted or required under this Agreement is a day other than a business day, then the time period for performing such act or giving such notice shall be extended until the next business day.

Section 12.21 Nondiscrimination Language. During the term of this Agreement, neither Developer nor any of its Affiliates, employees or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. The Developer and its Affiliates, employees and agents shall assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination. Developer and its Affiliates, employees and agents shall comply with the provisions of the California Fair Employment and Housing Act (Section 12900 et seq. of the California Government Code) and the applicable regulations promulgated thereunder (California Administrative Code, Title 2, Section 7285.0 et seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990, set forth in Chapter 5 of Division 4 of Title 2 of the California Administrative Code are incorporated herein by this reference and are made a part as if set forth herein in full. Developer and its Affiliates, employees and agents shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement. Developer shall include the foregoing nondiscrimination compliance provisions in all contracts to perform work or provide services under this Agreement. During the term of this Agreement, Developer, its Affiliates, employees and agents shall conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated therein.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DEVELOPER

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Michael D. Grubbs
Michael D. Grubbs, Senior Vice President

By:	/s/ Richard S. Robinson
Richard S. Robinson, Senior Vice President

INVESTOR

ORA RESIDENTIAL INVESTMENTS I, L.P., a California limited partnership

By:	ORA California II, LLC, a Delaware limited liability company, its general partner

	By:	Resmark Equity Partners, LLC, a Delaware limited liability company, its manager

		By:	/s/ Robert N. Goodman
Robert N. Goodman
President

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